Exhibit 2.1

AGREEMENT OF SALE AND PURCHASE

BY AND AMONG

HALCÓN ENERGY PROPERTIES, INC.,

HALCÓN FIELD SERVICES, LLC,

HK ENERGY, LLC,

HALCÓN OPERATING CO., INC.,

HK ENERGY OPERATING, LLC, AND

HALCÓN RESOURCES OPERATING, INC.,

AS SELLERS,

AND

NEW GULF RESOURCES, LLC

AS PURCHASER

FEBRUARY 25, 2014

EXHIBITS

Exhibit A	Leases

Exhibit A-1	Wells and Units

Exhibit A-2	Oil and Gas Surface Rights

Exhibit A-3	Oil and Gas Equipment

Exhibit A-4	Gathering System Plat

Exhibit A-5	Gathering Equipment and Midstream Facilities

Exhibit A-6	Midstream Surface Rights

Exhibit B-1	Oil and Gas Conveyance

Exhibit B-2	Oil and Gas Contract Assignment

Exhibit B-3	Midstream Conveyance

Exhibit B-4	Midstream Contract Assignment

Exhibit C	Transition Services Agreement

Exhibit D-1	Halliday Acquisition Area

Exhibit D-2	Johnson Ranch Acquisition Area

Exhibit D-3	AMI I Acquisition Area

Exhibit D-4	AMI II Acquisition Area

SCHEDULES

Schedule 1.2(a)(iv)	Oil and Gas Contracts

Schedule 1.2(a)(x)	Proprietary Seismic Data

Schedule 1.2(a)(xi)	Vehicles

Schedule 1.2(b)(vi)	Midstream Contracts

Schedule 1.3(d)	Excluded Assets

Schedule 1.4	Overhead Costs

Schedule 2.3	Allocated Values

Schedule 5.1	Identification of Certain Officers and Employees of Seller and Identification of Certain Officers and Employees of Purchaser

Schedule 5.7(a)	Party Proceedings

Schedule 5.7(b)	Non-Party Proceedings

Schedule 5.8	Taxes and Assessments

Schedule 5.9	Compliance with Laws

Schedule 5.10	Contract Matters

Schedule 5.11	Hydrocarbon Production Payments

Schedule 5.12	Governmental Authorizations

Schedule 5.13	Preference Rights and Transfer Requirements

Schedule 5.14	Payout Balances

Schedule 5.15	Outstanding Capital Commitments

Schedule 5.16	Imbalances

Schedule 5.21	Drilling Obligations

Schedule 5.22	Obligations to Make Assignments

Schedule 5.24	Suspended Funds

Schedule 5.25	Gathering Equipment

Schedule 5.26	Hydrocarbon Marketing

Schedule 7.6	Operation of Business

Schedule 9.4(d)	Account Information

v

DEFINITIONS

“1031 Assets” has the meaning set forth in Section 7.8(c).

“Actual Knowledge” has the meaning set forth in Section 5.1.

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“AEA” has the meaning set forth in the definition of Environmental Laws.

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Benefit Deductible” has the meaning set forth in Section 3.4(m).

“Aggregate Defect Deductible” has the meaning set forth in Section 3.4(l).

“Aggregate Indemnity Deductible” has the meaning set forth in Section 11.4(c).

“Agreed Accounting Firm” has the meaning set forth in Section 9.4(c).

“Agreement” means this Agreement of Sale and Purchase.

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Applicable Date” means, with respect to any Title Defect, Environmental Defect, Title Defect Amount, Environmental Defect Amount or the cure of any such defect, if (a) Section 3.4(k)(ii) or Section 4.3(b)(ii) applies in connection with the applicable Title Defect or Environmental Defect, the Scheduled Closing Date and (b) if Section 3.4(k)(iii) or Section 4.3(b)(iii) applies in connection with the applicable Title Defect or Environmental Defect, the Closing Date, or (c) if Section 3.4(k)(iv) applies in connection with the applicable Title Defect, the date of the receipt by Purchaser of curative documents relating to such Title Defect from Sellers.

“Acquisition Area” has the meaning set forth in Section 1.2(c).

“Assets” has the meaning set forth in Section 1.2.

“Assumed Midstream Obligations” has the meaning set forth in Section 11.3.

“Assumed Oil and Gas Obligations” has the meaning set forth in Section 11.3.

“Assumed Seller Obligations” has the meaning set forth in Section 11.3.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Claim Notice” has the meaning set forth in Section 11.4(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Contracts” means, collectively, the Oil and Gas Contracts and the Midstream Contracts.

“Conveyances” has the meaning set forth in Section 3.1(b).

“COPAS” has the meaning set forth in Section 1.4(c).

“Cure Period” has the meaning set forth in Section 3.4(c).

“Defensible Title” has the meaning set forth in Section 3.2.

“Delegated Matters” has the meaning set forth in Section 12.22.

“Deposit” has the meaning set forth in Section 2.4.

“DOJ” means the Department of Justice.

“earned” has the meaning set forth in Section 1.4(c).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Claim Date” has the meaning set forth in Section 4.3(a).

“Environmental Defect” has the meaning set forth in Section 4.3(a).

“Environmental Defect Amount” has the meaning set forth in Section 4.3(a).

“Environmental Defect Notice” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means, as the same may have been amended, any federal, state or local Law relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of Hazardous Materials or waste materials, (iii) the regulation of or exposure to Hazardous Materials, (iv) the cleanup, restoration, remediation of, or other environmental response to Hazardous Materials on, at, or migrating from, any property, or (v) responsibility for, response to, or restoration of damages (including natural resource damages) caused by Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq. (“AEA”); the Texas Solid Waste Disposal Act; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body, (in each case) to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Closing or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs, (in each case) to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement of even date herewith, by and among Sellers, Purchaser and Escrow Agent.

“Event” has the meaning set forth in the definition of Material Adverse Effect.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Seller Obligations” has the meaning set forth in Section 11.3.

“Final Purchase Price” has the meaning set forth in Section 9.4(b).

“Final Settlement Date” has the meaning set forth in Section 9.4(c).

“Final Settlement Statement” has the meaning set forth in Section 9.4(b).

“FTC” means the Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 11.4(a).

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time, consistently applied throughout the periods involved.

“Gathering Equipment” has the meaning set forth in Section 1.2(b)(i).

“Gathering System” has the meaning set forth in Section 1.2(b)(i).

“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in the AEA and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead or at any point of receipt into or any point of delivery from any pipeline, gathering system, transportation system, processing plant or other location.

“incurred” has the meaning set forth in Section 1.4(c).

“Indemnified Party” has the meaning set forth in Section 11.7(a).

“Indemnifying Party” has the meaning set forth in Section 11.7(a).

“Indemnity Agreement” has the meaning set forth in Section 3.4(d)(ii).

“Independent Expert” has the meaning set forth in Section 4.3(b).

“Individual Indemnity Threshold” has the meaning set forth in Section 11.4(c).

“Individual Environmental Threshold” has the meaning set forth in Section 4.3(d).

“Individual Title Benefit Threshold” has the meaning set forth in Section 3.4(m).

“Individual Title Threshold” has the meaning set forth in Section 3.4(l).

“Lands” has the meaning set forth in Section 1.2(a).

“Law” or “Laws” means all statutes, laws, rules, regulations, ordinances, orders, decrees and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Like-Kind Exchange” has the meaning set forth in Section 7.8(c).

“Loss” or “Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding); however, excluding special, punitive, exemplary, consequential or indirect damages or loss of profits, except to the extent a party is required to pay such damages to an un-Affiliated third party in connection with a matter for which such party is entitled to indemnification under Article 11.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that timely addresses the condition present at the lowest cost (considered as a whole after taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of or in connection with such response) as compared to any other response that is required or allowed under Environmental Laws.

x

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or could reasonably be expected to have, a material adverse effect on (i) the ownership, operation or value of the Assets, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated hereby. Excluded from such Events for the purposes of determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur are (A) Events resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war or terrorist events, (C) Events that affect the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally that do not have a disproportionate effect on the Assets), (D) any effect resulting from a change in Laws or regulatory policies, (E) matters that are cured by the Closing at no cost or liability to Purchaser and no material diminution in value of any affected Asset, and (F) the depletion or watering out of any Well(s), collapsed casing or sand infiltration of any Well(s), drilling results of any Well(s), and/or the depreciation of personal property due to ordinary wear and tear with respect to the Assets.

“Material Contracts” has the meaning set forth in Section 5.10.

“Midstream Assets” has the meaning set forth in Section 1.2(b).

“Midstream Contracts” has the meaning set forth in Section 1.2(b)(vi).

“Midstream Contract Assignment” has the meaning set forth in Section 3.1(b).

“Midstream Conveyance” has the meaning set forth in Section 3.1(b).

“Midstream Facilities” has the meaning set forth in Section 3.2(l)(a).

“Midstream Records” has the meaning set forth in Section 1.2(b)(viii).

“Midstream Surface Rights” has the meaning set forth in Section 1.2(b)(ii).

“Negative Imbalance” shall mean, respectively as to each Oil and Gas Property and the Gathering System, and without duplication, the sum (expressed in mcf) of (i) the aggregate make-up, prepaid or other volumes of natural gas that a Seller was obligated, as of the Effective Time on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from an Oil and Gas Property after such Effective Time without then or thereafter being entitled to receive full payment therefor (proportionately reduced to the extent such Seller will be entitled to receive partial payment therefor), and (ii) the aggregate pipeline or processing plant overdelivery Imbalances for which a Seller is obligated to pay or deliver natural gas or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any Asset.

“Net Mineral Acres” means, for each Lease, (x) the number of gross acres in the lands covered by such Lease, multiplied by (y) the interest in oil and gas covered by such Lease in such lands, multiplied by (z) Sellers’ aggregate undivided interest in such Lease insofar as it covers such lands (provided that if items (y) and/or (z) vary as to any tract or tracts of land covered by the Lease, a separate calculation shall be done for each such tract or tracts, as applicable).

“Net Revenue Interest” has the meaning set forth in Section 3.2(1)(a).

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 11.7(a).

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 11.7(a).

“Offered Lease” has the meaning set forth in Section 1.2(c).

“Oil and Gas Assets” has the meaning set forth in Section 1.2(a).

“Oil and Gas Contracts” has the meaning set forth in Section 1.2(a)(iv).

“Oil and Gas Contract Assignment” has the meaning set forth in Section 3.1(b).

“Oil and Gas Conveyance” has the meaning set forth in Section 3.1(b).

“Oil and Gas Equipment” has the meaning set forth in Section 1.2(a)(vi).

“Oil and Gas Properties” has the meaning set forth in Section 1.2(a)(iii).

“Oil and Gas Records” has the meaning set forth in Section 1.2(a)(ix).

“Oil and Gas Seller” has the meaning set forth in the preamble hereto.

“Oil and Gas Surface Rights” has the meaning set forth in Section 1.2(a)(v).

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property” means, collectively, the Oil and Gas Equipment, the Gathering System, the Gathering Equipment and the Midstream Facilities.

“Phase I” or “Phase I Assessment” has the meaning set forth in Section 4.1.

“Pipelines” has the meaning set forth in Section 1.2(g).

“Preference Property” has the meaning set forth in Section 7.7(b).

“Preference Right” means any right or agreement that enables any Person (other than Purchaser) to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Preliminary Settlement Statement” has the meaning set forth in Section 9.4(a).

“Proceeding” or “Proceedings” has the meaning set forth in Section 5.7.

“Property Costs” has the meaning set forth in Section 1.4(d).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.5.

“Purchaser’s knowledge” (and any similar knowledge qualification with respect to Purchaser) means matters within the Actual Knowledge of the officers and employees of Purchaser or its Affiliates identified on Schedule 5.1.

“Purchaser’s Representatives” has the meaning set forth in Section 7.1(a).

“Qualified Intermediary” has the meaning set forth in Section 7.8(c).

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Recognized Environmental Conditions” has the meaning set forth in Section 4.1.

“Records” means, collectively, the Oil and Gas Records and the Midstream Records.

“REGARDLESS OF FAULT” MEANS WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY LOSS, EVEN THOUGH A LOSS IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PERSON; BUT SPECIFICALLY EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON; AND/OR

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), GROSS NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF UN-AFFILIATED THIRD PARTIES, INCLUDING WILLFUL MISCONDUCT; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, IN, ON, UNDER OR WITH RESPECT TO PURCHASER’S PROPERTY OR SELLERS’ PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS) OR THE PREMISES THERETO OR THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OR MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY WHETHER CHARTERED, LEASED, OWNED, FURNISHED OR PROVIDED BY ANY OF THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, AND/OR THIRD PARTIES.

“Retained Asset” has the meaning set forth in Section 7.7(c).

“Retained Employee Liabilities” means any liabilities (i) to employees of a Seller arising under the Worker Adjustment Retraining Notification Act of 1988 or otherwise for severance, notice of termination pay or similar entitlements, in any case as a result of actions taken by such Seller at or prior to the Closing, (ii) arising out of claims by Sellers’ employees that relate to their employment with, or the termination of their employment from, the applicable Seller, (iii) with respect to employees of a Seller arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other plan, program, policy, practice or arrangement providing compensation or employee benefits that is sponsored by, contributed to, required to be contributed to or maintained by, such Seller, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA with respect to the Assets or Sellers’ employees as a result of the consummation of the transactions contemplated by this Agreement.

“Retained Liabilities” means (a) all obligations, liabilities and Losses to the extent that they are attributable to, or arise out of (i) the Retained Employee Liabilities, (ii) the actions, suits or proceedings, if any, set forth on (or required to be set forth on) Schedule 5.7(a), (iii) the disposal or transportation of any Hazardous Materials from the Assets attributable to the time prior to the Closing Date to any location not on the Assets, (iv) the payment of proceeds or other amounts owed to working interest, royalty, overriding royalty and other interest owners relating to the properties and assets underlying the Assets, including with respect to any amounts held in suspense (other than the Suspended Funds), and attributable to the period of time prior to the Closing Date, including any mispayments or allegations of mispayments of such proceeds or amounts attributable to the period of time prior to the Closing Date and any joint interest audits relating to the period of time prior to the Closing Date, (v) any interest or penalties accruing with respect to the Suspended Funds prior to the Closing Date that are payable to the Persons entitled to such Suspended Funds, (vi) actual or claimed personal injury or death or property damage relating to the Assets or operations thereon and attributable to the period of time prior to the Closing Date, (vii) the gross negligence or willful misconduct of any Seller (or an Affiliate of any Seller) in its capacity as operator of the Assets (as distinguished from the duties of any Seller (or Affiliate thereof) as a joint tenant in the properties and assets comprising the Assets), (viii) any fines or penalties imposed by any Governmental Body relating to the Assets, or the ownership or operation thereof, with respect to the period prior to the Closing, excluding any such fines or penalties imposed by any Governmental Body relating to or arising from any Environmental Liability (other than those fine or penalties relating to or arising from (x) the actions, suits or proceedings and other matters set forth on Schedule 5.7(a) or (y) the matters covered by subsection (iii) in this definition of “Retained Liabilities”), and/or (ix) any indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial contract of any Seller or of any its Affiliates, and (b) any liabilities or obligations of Sellers, or otherwise imposed on the Assets, in respect of any Tax, but excluding any ad valorem, property, production, severance or similar Taxes to the extent specifically allocated to Purchaser pursuant to Section 1.4 or Section 7.8, and any Transfer Taxes specifically allocated to Purchaser pursuant to Section 12.3.

“Scheduled Closing Date” has the meaning set forth in Section 9.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller” and “Sellers” has the meaning set forth in the preamble hereto.

“Seller Indemnified Persons” has the meaning set forth in Section 11.6.

“Seller Operated Assets” means Assets operated by a Seller or an Affiliate of a Seller.

“Seller Representative” has the meaning set forth in Section 12.22.

“Sellers’ knowledge” (and any similar knowledge qualification with respect to Sellers) means matters within the Actual Knowledge of the officers and employees of any Seller or its Affiliates identified on Schedule 5.1, after due investigation, in their individual capacities and as officers and employees of any Seller or its Affiliates.

“Specified Covenant” has the meaning set forth in Section 11.4(e).

“Subject Representatives” has the meaning set forth in Section 1.5.

“Supplemental Acquisition Period” has the meaning set forth in Section 1.2(c).

“Supplemental Closing” has the meaning set forth in Section 1.2(c).

“Supplemental Closing Date” has the meaning set forth in Section 1.2(c).

“Surface Rights” means, collectively, the Oil and Gas Surface Rights and the Midstream Surface Rights.

“Suspended Funds” means all funds which Sellers are holding as of the Closing Date which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other hydrocarbons attributable to the properties and Assets.

“Target Acreage” means the aggregate number of Net Mineral Acres set forth on Exhibit A for the Leases.

“Tax” or “Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any Governmental Body or other tax of any kind whatsoever, including any interest, penalties or additional amounts which may be imposed with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Allocation” has the meaning set forth in Section 2.5.

“Tax Representations” has the meaning set forth in Section 11.4(a).

“Tax Returns” has the meaning set forth in Section 5.8(a).

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

“Third Party Claim” has the meaning set forth in Section 11.7(a).

“Title Benefit” has the meaning set forth in Section 3.2.

“Title Benefit Amount” has the meaning set forth in Section 3.4(e).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2.

“Title Defect Amount” has the meaning set forth in Section 3.4(d)(i).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Title Expert” has the meaning set forth in Section 3.4(k).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by, any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Rights or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Rights or interests or they are customarily obtained subsequent to such sale or conveyance (including consents from state agencies).

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Transition Services Agreement” has the meaning set forth in Section 9.2(i).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to an in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Units” has the meaning set forth in Section 1.2(a).

“Unscheduled (Negative) Imbalance” shall mean, respectively as to each Property and without duplication, the sum (expressed in mcf) of (i) the aggregate make-up, prepaid or other volumes of natural gas, not described on Schedule 5.16, that Sellers were obligated as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from such Property after the Effective Time without then or thereafter being entitled to receive full payment therefor (proportionately reduced to the extent Sellers are entitled to receive partial payment therefor) and (ii) the aggregate pipeline or processing plant Imbalances or underdeliveries, not described in Schedule 5.16, for which Sellers are obligated as of the Effective Time to pay or deliver natural gas or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to each Property without then or thereafter being entitled to receive full payment therefor (proportionately reduced to the extent Sellers are entitled to receive partial payment therefor).

“Unscheduled (Positive) Imbalance” shall mean, respectively as to each Property and without duplication, the sum (expressed in mcf) of (i) the aggregate make-up or other volumes of natural gas, not described on Schedule 5.16, that Sellers were entitled as of the Effective Time, on account of gas balancing or similar obligations, to receive from such Property after the Effective Time and (ii) the aggregate pipeline or processing plant Imbalances or overdeliveries, not described in Schedule 5.16, for which Sellers are entitled as of the Effective Time to receive natural gas or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to each Property.

“Wells” has the meaning set forth in Section 1.2(a).

AGREEMENT OF SALE AND PURCHASE

This Agreement of Sale and Purchase (“Agreement”) is executed as of February 25, 2014, by and among HALCÓN ENERGY PROPERTIES, INC. a Delaware corporation (“HEPI”), HALCÓN FIELD SERVICES, LLC, a Delaware limited liability company (“HFS”), HK ENERGY, LLC, a Texas limited liability company (“HK Energy”), HALCÓN OPERATING CO., INC., a Texas corporation (“HOCI”), HK ENERGY OPERATING, LLC, a Texas limited liability company (“HK Energy Operating”), and HALCÓN RESOURCES OPERATING, INC., a Delaware corporation (“Halcón Resources Operating”) (each of HEPI, HK Energy, HOCI, HK Energy Operating and Halcón Resources Operating an “Oil and Gas Seller”; each Oil and Gas Seller and HFS, a “Seller”; and all Oil and Gas Sellers and HFS, collectively, “Sellers”), and NEW GULF RESOURCES, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.            Each Seller owns certain interests in the Assets as more fully described in Section 1.2 and the exhibits hereto.

B.            Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the properties and rights of each Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1.
PURCHASE AND SALE

Section 1.1.               Purchase and Sale.

(a)           At the Closing, and upon the terms and subject to the conditions of this Agreement, each Oil and Gas Seller agrees to sell, assign, transfer and convey its interests in the Oil and Gas Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the interest of each Oil and Gas Seller in the Oil and Gas Assets and to assume the Assumed Oil and Gas Obligations.

(b)           At the Closing, and upon the terms and subject to the conditions of this Agreement, HFS agrees to sell, transfer and convey its interests in the Midstream Assets to Purchaser, and Purchaser agrees to purchase, accept and pay for the interests of HFS in the Midstream Assets and to assume the Assumed Midstream Obligations.

Section 1.2.               Assets.

(a)           As used herein, the term “Assets” means, collectively, the Oil and Gas Assets and Midstream Assets.  As used herein, the term “Oil and Gas Assets” means subject to the terms and conditions of this Agreement, all of the Oil and Gas Sellers’ right, title, interest and estate, in and to the following (but excluding the Excluded Assets):

(i)            All of the oil and/or gas leases; subleases and other leaseholds; interests in fee; carried interests; reversionary interests; net profits interests; royalty interests; overriding royalty interests; forced pooled interests; farmout rights; options; mineral interests and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions as may be set forth in the oil and gas leases or other agreements of record in respect thereof, together with all rights, privileges, benefits and powers conferred upon the holder of said interests with respect to the use and occupation of the lands covered thereby (collectively, the “Leases”), together with each and every kind and character of right, title, claim, interest and estate that each Seller has in and to the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(ii)           All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, and the interests in the wells shown on Exhibit A-1 attached hereto (collectively, the “Wells”);

(iii)          All  interests of Sellers in or to any currently existing pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units related to the Oil and Gas Properties and associated with the Wells shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Lands, and Wells, being hereinafter referred to as the “Oil and Gas Properties”), and including all interests of Sellers in the production of Hydrocarbons from any such Units, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(iv)          All contracts, agreements and instruments by which the Oil and Gas Properties are bound or subject, or that relate to or are otherwise applicable to the Oil and Gas Properties, only to the extent applicable to the Oil and Gas Properties rather than the Oil and Gas Sellers’ or any of their Affiliates’ other properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas, and processing agreements, to the extent applicable to the Oil and Gas Properties or the production of Hydrocarbons therefrom or allocable thereto, including those identified on Schedule 1.2(a)(iv) (collectively, the “Oil and Gas Contracts”), but excluding any contracts, agreements and instruments to the extent the transfer thereof would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.4, and provided that “Oil and Gas Contracts” shall not include the instruments constituting the Leases;

(v)           All easements (including subsurface easements), permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (collectively, “Oil and Gas Surface Rights”) appurtenant to, and used or held for use exclusively in connection with the Oil and Gas Properties, whether part of the premises covered by the Leases or Units or otherwise (including those identified on Exhibit A-2), but excluding (A) the Midstream Surface Rights and

(B) any permits and other rights to the extent the transfer thereof would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.4;

(vi)          All equipment, machinery, fixtures and other tangible personal and mixed property and improvements, whether movable or immovable, located either on or off the Oil and Gas Properties and that is used or held for use exclusively in connection with the ownership, use, development, and operation of the Oil and Gas Properties and the production, treatment, gathering, storage, processing, transportation, and marketing of Hydrocarbons produced therefrom or allocable thereto, including those items of personal property and equipment identified on Exhibit A-3 (the “Oil and Gas Equipment”);

(vii)         All Hydrocarbons (A) produced from or allocable to the Oil and Gas Properties and existing in storage tanks or other storage facilities upstream of the delivery points to the relevant purchasers as of the Effective Time, or (B) produced from or allocable to the Oil and Gas Properties from and after the Effective Time;

(viii)        All claims of the Oil and Gas Sellers against other Persons pertaining to Imbalances in existence as of the Effective Time;

(ix)          all lease files, land files, well files, gas and oil sales contract files, gas processing and transportation files, division order files, abstracts, title opinions, title curative, land surveys, logs, cores, maps, engineering data and reports, interpretive data, technical evaluations and technical outputs, operations, production, facility, and environmental records and files, marketing files, property, severance, and production Tax records and files, regulatory compliance records and files (including reports to Governmental Bodies), and other books, records, data, files, and accounting records (including, but not limited to, records showing all funds payable to owners of working interests, royalties, overriding royalties and other interests in the Oil and Gas Properties held in suspense by an Oil and Gas Seller as of the Closing Date), in each case to the extent related to the Oil and Gas Properties, or used or held for use exclusively in connection therewith and in the Oil and Gas Sellers’ possession (the “Oil and Gas Records”);

(x)           Except for Excluded Assets, to the extent transferable, and subject to the payment by Purchaser of all applicable third Person transfer and license fees (the “Seismic License Fee”), all geological, geophysical and other scientific and technical information, samples, tests, reports, maps, and data (including all seismic data, as well as reprocessed data), and interpretations thereof, related exclusively to the Oil and Gas Properties, including those items identified in Schedule 1.2(a)(x);

(xi)          All vehicles identified on Schedule 1.2(a)(xi); and

(xii)         All Suspended Funds payable to owners of working interests, royalties and overriding royalties, and other interests in the Oil and Gas Properties held in suspense by an Oil and Gas Seller as of the Closing Date.

(b)           As used herein, the term “Midstream Assets” means, subject to the terms and conditions of this Agreement, all of HFS’s rights, titles, interests, and estates in and to the following (but excluding the Excluded Assets):

(i)            The gas gathering system described more particularly on the plat attached hereto as Exhibit A-4 (the “Gathering System”), including all pipelines, trunk lines, laterals, pipeline interconnects and other receipt and delivery facilities, meters, check meters, and metering stations, measurement and regulation equipment, dehydration equipment, compressors and compression facilities and equipment, quality measurement equipment, valves, generators, motors, pumping stations and equipment, cathodic and electrical protection units, bypasses, gas samplers, regulators, drips, flanges, pigs and pig traps, flow control equipment, and other connections, fittings, spare parts, facilities, fixtures, and tangible personal and mixed property and improvements, whether movable or immovable, that are located on or are appurtenant to, or that affect the Gathering System or are used in connection with, installed in or on, or otherwise relate to the ownership and operation of the Gathering System and the gathering and transportation of Hydrocarbons pursuant thereto, including those items of personal property and equipment identified on Exhibit A-5 (collectively, the “Gathering Equipment”);

(ii)           All easements (including subsurface easements), permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (collectively, the “Midstream Surface Rights”) on which the Gathering System is located or that are otherwise appurtenant to, and used or held for use in connection with, the Gathering System (including those identified on Exhibit A-6), but excluding (A) any Oil and Gas Surface Rights and (B) any permits and other rights to the extent the transfer thereof would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied pursuant to Section 7.4;

(iii)          All processing plants, fractionation plants, treatment facilities, condensate removal, handling, and stabilization facilities, and other midstream facilities connected to or used in connection with the Gathering System, together with all  equipment, machinery, fixtures, and tangible personal and mixed property and improvements, whether movable or immovable, that are located on, appurtenant to, or used in connection with such midstream facilities and the treatment, storage, and processing of Hydrocarbons pursuant thereto, including those items of personal property and equipment identified on Exhibit A-5 (the “Midstream Facilities”);

(iv)          All gas and other Hydrocarbons present as line pack in the Gathering System as of the Effective Time;

(v)           All fees, rentals, proceeds, payments, revenues, and other rights and economic benefits of every kind and character accruing or payable to the owners of the items listed in this Section 1.2(b) that are attributable to the period from and after the Effective Time;

(vi)          All contracts and agreements to which the items described in clauses (i) through (v) of this Section 1.2(b) are subject or by which such items are bound, or that relate or are otherwise applicable to such items, including Hydrocarbon purchase, sale, exchange, gathering, storage, processing, fractionation, condensate removal, handling, and stabilization, dehydration, treatment, compression, transportation and marketing agreements, communications, facilities, and equipment leases and licenses, and balancing agreements, to the extent applicable to the Gathering System, the Midstream Facilities, or the other items listed in this Section 1.2(b), including those identified on Schedule 1.2(b)(vi) (collectively, the “Midstream Contracts”), but excluding any contracts or agreements to the extent transfer would result in a violation of applicable Law or is restricted by any transfer requirement that is not waived by Purchaser or satisfied pursuant to Section 7.4;

(vii)         All field-based electronic field monitoring and field installed communications and computer hardware, networks, and systems used to record, process, and communicate the telemetry associated with the operation of the Gathering System and any other Midstream Facilities, but specifically excluding all software and custom configurations of the same identified in Section 1.3 as Excluded Assets; and

(viii)        All land files, contract files, abstracts, title opinions, policies of title insurance, title curative, land surveys, alignment and other system maps, construction, testing, and inspection records, operations, facility, and environmental records and files, property, severance, and production Tax records and files, regulatory compliance records and files (including reports to Governmental Bodies), and accounting records, in each case to the extent related to the Gathering System, the Midstream Facilities, or the other items listed in this Section 1.2(b), or used or held for use in connection therewith, and in Sellers’ possession (the “Midstream Records”).

(c)           From and after the date of this Agreement and continuing until the date that is sixty (60) days after the Closing Date (as hereinafter defined) (the “Supplemental Acquisition Period”), if Sellers acquire an oil and gas lease on lands located within the boundaries of the maps attached hereto as Exhibit E-1 (Halliday), Exhibit E-2 (Johnson Ranch), Exhibit E-3 (AMI I Prospect) and Exhibit E-4 (AMI II Prospect) (collectively, the “Acquisition Areas”) (collectively, the “Offered Leases”) prior to the expiration of the Supplemental Acquisition Period, then Sellers shall provide Purchaser with written notice of Sellers’ acquisition of such additional Offered Leases prior to the expiration of the Supplemental Acquisition Period, and such notice shall contain: (i) copies of the Offered Lease(s) acquired (and any other conveyances into Sellers covering such acquired Offered Leases), (ii) any ownership and/or title opinions or reports covering the surface and/or mineral estates of the acreage leased, (iii) a statement of the net mineral acres covered thereby, as well as the Net Revenue Interest and Working Interest attributable to such Offered Leases, (iv) a statement or summary of the pooling permitted under such Offered Lease and (v) with respect to Supplemental Properties covering net mineral acres in excess of the Target Acreage, the acquisition costs associated with such Supplemental Properties.  If the Target Acreage has not been attained as of the Closing Date, then until the expiration of the Supplemental Acquisition Period, Purchaser will be obligated to purchase Offered Leases, as they are offered, at $2,586.88 per Net Mineral Acre attributable to such Offered Leases until the Target Acreage is attained.  Notwithstanding anything in this Section 1.2(c) to the contrary, unless waived by Purchaser, Purchaser shall only be obligated to purchase Offered Leases that are in the same respective Acquisition Area as the Leases that are subject to Title Defects asserted in accordance with Article III of this Agreement.  For purposes of clarity (by way of example and not limitation), if there are no Title Defects with respect to any Leases set forth on Exhibit A that are located within Exhibit E-3 (AMI I Prospect) or Exhibit E-4 (AMI II Prospect), then Purchasers shall not be obligated to take any Offered Leases located within Exhibit E-3 (AMI I Prospect) or Exhibit E-4 (AMI II Prospect), regardless of whether the Target Acreage has not been obtained as a result of Title Defects to Leases in other areas.  If the Target Acreage has been obtained, either by the Closing Date or as a result of Purchaser purchasing Offered Leases in accordance with this Section 1.2(c), then Purchaser shall have (10) days after receipt of each such written notice to provide Seller with written response notice whether it elects to acquire any of such Offered Leases under the terms and conditions set forth in this Agreement.  Unless otherwise stipulated in the written notice from Sellers to Purchaser, Seller shall be deemed to have represented (and hereby represents) that all such Offered Leases cover lands located within the boundaries of the Acquisition Areas.  Once Offered Leases have been acquired to attain the Target Acreage as provided above (and if applicable), thereafter, Purchaser is under no obligation to acquire any Offered Leases.  To the extent that any Offered Leases are acquired by Sellers after the date of this Agreement and prior to the expiration of the Supplemental Acquisition Period, and Purchaser elects to acquire them, as described above, then there shall be a supplemental closing (the “Supplemental Closing”) on a date mutually agreed to by the Parties, but in no event later than thirty (30) days after the expiration of the Supplemental Acquisition Period (the “Supplemental Closing Date”), at which time, subject to the terms and conditions hereof, Sellers shall sell all of their interests in and to such Additional Leases, together with all related interests related thereto, and otherwise on the terms set forth in this Agreement as modified by this Section with regard thereto (collectively, the “Supplemental Properties”).  All of the representations, warranties and covenants regarding Oil and Gas Properties and the Closing shall apply correspondingly with regard to the Supplemental Properties and the Supplemental Closing (and, without limitation, representations and warranties in Article V shall be deemed to apply with regard to Supplemental Properties), conditions to closing that must be satisfied or waived in connection with the Closing, must likewise be satisfied or waived for purposes of a Supplemental Closing, and notices that must be provided within certain periods prior to or after the Closing in connection with the Properties, will, likewise, be required to be provided within such same periods prior to or after the Supplemental Closing in connection with the Supplemental Properties (and, by way of example, the notices for Title Defects and Environmental Defects regarding the Supplemental Properties shall be due no later than five (5) Business Days prior to the Supplemental Closing).  The purchase price to be paid by Purchasers to Seller for the Supplemental Properties covering Net Mineral Acres in excess of the Target Acreage accepted by Purchaser shall be the acquisition costs incurred by Sellers for the Supplemental Properties plus five hundred dollars ($500) per Net Mineral Acre covered by the Supplemental Properties.  Acquisition costs for Supplemental Properties include landman and brokerage costs, bonuses and other consideration paid, pre-paid surface damages, recording fees, attorneys’ fees for title review, costs of title curative and any other costs incurred by Sellers to acquire Supplemental Properties.

Section 1.3.               Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the “Excluded Assets”):

(a)           except to the extent necessary to satisfy Sellers’ obligations under Section 7.1, (i) all corporate, financial, income and franchise tax and legal records of each Seller that relate to such Seller’s business generally (whether or not relating to the Assets), (ii) all books, records and files that relate to the Excluded Assets (but only to the extent related to the Excluded Assets), (iii) all geological and geophysical data not transferred by a Seller pursuant to Section 1.2(i), (iv) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law, (v) computer or communications software or intellectual property (Clear SCADA, Field Direct, Flow Cal, AES, and other software and custom configurations of the same, as well as all tapes, codes, data and program documentation, and all tangible manifestations and technical information relating thereto), (vi) attorney-client privileged communications and work product of each Seller’s or any of such Seller’s Affiliates’ legal counsel (other than title opinions), (vii) reserve studies and evaluations, (viii) records relating to the marketing, negotiation, and consummation of the sale of the Assets and (ix) copies of any other Records retained by a Seller pursuant to Section 1.5;

(b)           except to the extent related to any Assumed Seller Obligation, all rights to any refund attributable to periods prior to the Effective Time related to the Excluded Seller Obligations or Taxes or other costs or expenses borne by Sellers or Sellers’ predecessors in interest;

(c)           a Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of such Seller’s business generally;

(d)           those items listed in Schedule 1.3(d);

(e)           except to the extent related to any Assumed Seller Obligation, all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, pre-paid expenses and deposits, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(f)            all exchange traded futures contracts and over-the-counter derivative or hedge contracts of a Seller;

(g)           all right, title and interest of Sellers in and to vehicles used in connection with the Assets, other than those identified on Schedule 1.2(a)(xi);

(h)           all rights, titles, claims and interests of a Seller or any Affiliate of a Seller (i) to or under any policy or agreement of insurance or any insurance proceeds, except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(i)            subject to Section 12.5, any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with a Seller or any Affiliate of a Seller or any business of a Seller or of any Affiliate of a Seller; and

(j)            all Retained Assets not conveyed to Purchaser pursuant to Section 7.7 and any Asset excluded pursuant to Section 3.4, Section 4.3(b) or Section 4.3(d).

Section 1.4.               Effective Time; Proration of Costs and Revenues.

(a)           Subject to Section 1.5, possession of the Assets shall be transferred from Sellers to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred to and assumed as described below by Purchaser, effective as of 7:00 A.M., local time, where the Assets are located, on April 1, 2014 (the “Effective Time”).

(b)           Purchaser shall be entitled to (i) all Hydrocarbon production from or allocable to the Oil and Gas Properties occurring at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, revenues,  receipts and credits earned with respect to the Oil and Gas Assets at or after the Effective Time, and  all fees, rentals, proceeds, payments, revenues, receipts, income, and credits earned with respect to the Midstream Assets at or after the Effective Time.  Purchaser shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred with respect to the Assets acquired by Purchaser at and after the Effective Time. Each Seller shall be entitled to its proportionate share of all Hydrocarbon production from or allocable to the Oil and Gas Properties occurring prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, revenues, receipts, and credits earned with respect to the Oil and Gas Assets prior to the Effective Time.  HFS shall be entitled to all fees, rentals, proceeds, payments, revenues, receipts, income, and credits earned with respect to the Midstream Assets prior to the Effective Time.  Each Seller shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred with respect to the Assets owned by such Seller prior to the Effective Time.

(c)           As used in this Agreement, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applicable.

(d)           As used in this Agreement, the term “Property Costs” means all costs attributable to the ownership and operation of the Assets (including costs of insurance relating specifically to the Assets, but excluding all applicable Taxes) and capital expenditures incurred in the ownership and operation of the Assets, and in the case of the Oil and Gas Assets, where applicable, in accordance with the terms of the relevant operating or unit agreement, if any, overhead costs charged to the Oil and Gas Assets under such operating or unit agreement, if any, and regardless of whether charged by an Affiliate of a Seller or by a third Person, or, if none, the amounts shown under Schedule 1.4 shall be the overhead amounts deemed charged to the Oil and Gas Assets.

(e)           For purposes of this Section 1.4, the determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto) and other revenues and income under this Section 1.4, (A) liquid Hydrocarbons shall be deemed to be “from or allocable to” the Oil and Gas Properties when such Hydrocarbons are placed into the storage facilities, and (B) gaseous Hydrocarbons shall be deemed to be “from or allocable to” the Oil and Gas Properties when such Hydrocarbons pass through the delivery point sales meters on the pipelines through which they are gathered or, if not first gathered, transported.

(f)            Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Sellers have provided to Purchaser all data available to Sellers as of five (5) Business Days prior to the Closing Date to support the estimated allocation, for purposes of establishing the adjustments to the Oil and Gas Purchase Price and the Midstream Purchase Price pursuant to Section 2.2, used to determine the Closing Payment. Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased, or sold, or the proceeds of such sale, as applicable, before, and at or after, the Effective Time. In each case, each Purchaser shall be responsible for the portion attributable to the Assets acquired by such Purchaser allocated to the period at and after the Effective Time, and each Seller shall be responsible for the portion attributable to the Assets owned by such Seller allocated to the period before the Effective Time.

Section 1.5.               Delivery and Maintenance of Records.

Sellers shall deliver the Records (FOB at Sellers’ office) to Purchaser within thirty (30) days following Closing.  Purchaser shall be entitled to all original Records maintained by Sellers. Sellers shall be entitled to keep copies of all Records; provided, however, that from and after the Closing and except in connection with its obligations under this Agreement, each Seller shall not, and shall cause its respective Affiliates and its and their respective officers, directors, employees, agents, accountants, attorneys, investment bankers, consultants, advisors and other authorized representatives (with respect to each Seller, the “Subject Representatives”) not to, disclose, permit to be disclosed, use, permit to be used, copy or permit to be copied, the Records or any trade secrets or proprietary or confidential information to the extent relating to the Assets, except for (i) disclosures and uses required by applicable Law or stock exchange rules or of information that has become part of the public domain through no action of any Seller or any Subject Representative after the Closing, and (ii) disclosures to financial institutions or other third Persons in connection with the evaluation of financing or a sales or acquisition transaction provided that such financial institution or other third Person is bound by a reasonable obligation of confidentiality covering such information.  Purchaser shall preserve the Records for five years following the Closing in Purchaser’s offices in accordance with Purchaser’s record retention policy following the Closing and, subject to the foregoing confidentiality obligations, will allow each Seller and their respective representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records in order for a Seller to comply with a Tax or other legally required reporting obligation or Tax or legal dispute with an un-Affiliated third party for which such Seller is responsible.  Any such access shall be at the sole cost and expense of such Seller.

ARTICLE 2.
PURCHASE PRICE

Section 2.1.               Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be $450,000,000.00, adjusted as provided in Section 2.2.

Section 2.2.               Adjustments to Purchase Price.

The Purchase Price for the Assets shall be adjusted in the manner specified below (without duplication), with all such amounts being determined in accordance with GAAP and COPAS standards, as applicable, in order to reach the “Adjusted Purchase Price”:

(a)           Reduced by the aggregate amount of the following proceeds actually received by Sellers between (and including) the Effective Time and the Closing Date (with the period between and including the Effective Time up to the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Sellers by the purchaser of production) produced from or attributable to the Assets during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;

(b)           Reduced to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(c)           (i) If the parties make the election under Section 3.4(d)(i) with respect to a Title Defect, subject to the Individual Title Threshold and the Aggregate Defect Deductible, reduced by the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing and (ii)  subject to the Individual Title Benefit Threshold and Aggregate Benefit Deductible, increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing;

(d)           Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Sellers and incurred during the Adjustment Period (including any overhead costs listed on Schedule 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except (i) any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a), (ii) any costs incurred by Sellers in connection with curing any Title Defect or Environmental Defect or with respect to any casualty loss and (iii) any costs incurred as a result of any breach by any Sellers of this Agreement;

(e)           Reduced to the extent provided in Section 3.4(d)(iii) for any Oil and Gas Properties excluded from the Assets pursuant to Section 3.4(d)(iii) or retained by Sellers pursuant to Section 3.4(d)(iii) and reduced to the extent provided in Section 4.3 for Environmental Defects or Assets retained by Sellers pursuant to Section 4.3;

(f)            Reduced to the extent provided in Section 3.5 in connection with a casualty loss or governmental taking;

(g)           To the extent the proceeds from the sale thereof have not been received by Sellers, increased by the value of the amount of any and all Hydrocarbons stored in tanks above the load level and in pipelines above the sales meter attributable to the ownership and operation of the Assets that belong to Sellers as of the Effective Time (which value shall be computed by Sellers at the applicable third-party contract prices for the month of January 2014 for such stored Hydrocarbons);

(h)   (x) Reduced by the product obtained by multiplying the aggregate amount of Unscheduled (Negative) Imbalances by $3.00 per mcf; and (y) increased by the product obtained by multiplying the aggregate amount of Unscheduled (Positive) Imbalances by $3.00 per mcf;

(i)                                     Reduced by the Deposit (as described in Section 2.4 below);

(j)            Reduced by an amount equal to all Suspended Funds;

(k)           Reduced by the amount of payments required for any lease extension, delay rental or lease renewal relating to Leases which expire on or before December 31, 2014 and which have not been paid by Sellers prior to Closing;

(l)            Increased by the costs and expenses attributable to the Champion Ranch 1H well in Leon County, Texas that is required to be spud prior to April 20, 2014 in order to hold approximately 798 acres of Champion Ranch property, regardless of whether such costs and expenses are incurred prior to the Effective Date, provided that such increase to the Purchase Price shall be limited to 120% of the costs and expenses set forth in the AFE provided by Purchaser to Sellers related thereto;

(m)          Reduced by a mutually agreeable amount for the Seismic License Fee; and

(n)           Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Oil and Gas Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period.

Section 2.3.               Allocation of Purchase Price.

The Allocated Values assigned to the Assets are set forth on Schedule 2.3.  Purchaser shall be responsible for assigning the Allocated Values included on Schedule 2.3, subject to each Seller’s right to review the Allocated Values for reasonableness.

Section 2.4.               Deposit.

A deposit in the amount of $9,000,000.00 (the “Deposit”) shall be paid on or before one (1) Business Day after execution of this Agreement by Purchaser, by wire transfer in immediately available funds, to Escrow Agent to be held pursuant to the terms and conditions of the Escrow Agreement.  The Deposit shall be credited to the Purchase Price to be paid by

Purchaser at the Closing.  In the event the transaction contemplated hereby is not consummated in accordance with the terms hereof as a result of Purchaser’s breach of its obligations hereunder, Sellers shall be entitled to receive the Deposit as liquidated damages and Sellers’ sole and exclusive remedy for the failure of the transaction to be consummated in accordance with the terms hereof and Purchaser shall execute Joint Instructions (as defined in the Escrow Agreement) consistent with the foregoing and deliver them to the Escrow Agent.  If the transaction contemplated hereby is not consummated due to (i) material breach of Sellers’ obligations hereunder, (ii) the failure of the conditions precedent to the obligations of Purchaser in Section 8.2 to be satisfied or waived in writing by Purchaser, (iii) Sellers’ termination of this Agreement pursuant to Section 10.1(e), (iv) termination of the Agreement pursuant to Section 10.1(a), (v) termination of this Agreement in accordance with Section 10.1(b), Section 10.1(d) or Section 10.1(f), or (vi) any other reason except Purchaser’s breach of this Agreement, then Purchaser shall be entitled to have the Deposit released back to Purchaser by Sellers by wire transfer in immediately available funds, pursuant to written instructions to be delivered by Purchaser to Sellers.  Notwithstanding anything in this Agreement to the contrary, if Purchaser fails to deliver the Deposit to Escrow Agent within one (1) Business Day following the execution of this Agreement, Sellers shall be entitled to immediately terminate this Agreement and pursue one or more of any and all remedies as may be available to Sellers at law or in equity, including specific performance.

Section 2.5.               Tax Allocation.

The Allocated Value shall apply to Sellers and Purchaser for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) and shall be determined in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Tax Allocation”).  If the Purchase Price is adjusted pursuant to this Agreement, the Tax Allocation shall be adjusted in a manner consistent with the procedures set forth in this Section 2.5 by Purchaser.  Purchaser and Sellers shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Tax Allocation.  Neither Purchaser nor Sellers shall take any Tax position in consistent with such Tax Allocation and neither Purchaser nor Sellers shall agree to any proposed adjustment to the Tax Allocation by any Taxing authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or Sellers from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Tax Allocation, and neither Purchaser nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Tax Allocation.

ARTICLE 3.
TITLE MATTERS

Section 3.1.               Sellers’ Title.

(a)           Except for the special warranty of title contained in each Conveyance, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED,

STATUTORY OR OTHERWISE, WITH RESPECT TO SELLERS’ TITLE TO ANY OF THE ASSETS AND PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER’S SOLE REMEDY FOR ANY DEFECT OF TITLE, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE ASSETS SHALL BE PURSUANT TO THE PROCEDURES SET FORTH IN THIS ARTICLE 3 AND UNDER THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE.

(b)           Sellers shall convey the Assets to Purchaser pursuant to the execution and delivery by Sellers to Purchaser, at the Closing, of an Assignment, Bill of Sale, and Conveyance (Oil and Gas Assets) (the “Oil and Gas Conveyance”), an Assignment of Contracts and Contract Rights (Oil and Gas Contracts) (the “Oil and Gas Contract Assignment”), an Assignment, Bill of Sale, and Conveyance (Midstream Assets) (the “Midstream Conveyance”), and an Assignment of Contracts and Contract Rights (Midstream Contracts) (the “Midstream Contract Assignment”) substantially in the forms attached hereto as, respectively, Exhibit B-1, Exhibit B-2, Exhibit B-3, and Exhibit B-4 (each a “Conveyance” and, collectively, the “Conveyances”).  Each Conveyance will contain a limited warranty of title as set forth therein with respect to the portion of the Assets covered thereby, subject, however, to the Permitted Encumbrances, and will grant to Purchaser full rights of substitution and subrogation in and to all rights and actions of warranty of title which each Seller has or may have against all preceding owners and vendors relating to the relevant Assets.  Except for such limited warranties of title set forth in the Conveyances, Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to any Seller’s title to any of the Assets.

Section 3.2.               Definitions of Title Matters.

As used in this Agreement, the term “Defensible Title” means that title of Sellers with respect to the Units, Wells or other Assets, except for and subject to Permitted Encumbrances that as of the Effective Time and the Closing which:

(a)           Entitles Sellers to receive an interest (expressed as a percentage or decimal fraction) of the Hydrocarbons produced, saved and marketed from any Unit, Well or other Asset shown in Exhibit A-1 as to all depths unless otherwise indicated on Exhibit A-1 (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit, Well or other Asset, except (solely to the extent that such actions do not cause a breach of Sellers’ covenants under Section 7.6(a)) for decreases resulting from the establishment or amendment from and after the date hereof of pools or units, and except as stated in such Exhibit A-1;

(b)           Obligates Sellers to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Unit, Well or other Asset shown in Exhibit A-1 (including the formation(s) set forth on Exhibit A-1 for such Unit, Well or other Asset) not greater than the “working interest” percentage shown in Exhibit A-1 for such Unit, Well or other Asset, without increase throughout the period when such Unit, Well or other Asset is, except as stated in Exhibit A-1 and except for increases from and after the date hereof resulting from contribution requirements with respect to non-consenting or defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in such Seller’s Net Revenue Interest;

(c)           Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects;

(d)           Entitles Sellers to the following: (i) no less than the number of Net Mineral Acres set forth on Exhibit A for the Leases as to all depths, unless otherwise indicated on Exhibit A, (ii) no less than 16,000 Net Mineral Acres of Leases that are held by production, and (iii) a Net Revenue Interest of no less than 75% in any Lease which is not currently held by production; and

(e)           Does not subject Sellers to the following: more than 6,650 Net Mineral Acres of Leases having depth limitations of any kind, provided however that, for purposes of clarity, a Lease shall not be deemed to have “depth limitations” solely as a result of the existence of a Pugh clause that has not resulted in any severance of depths as of the Closing.

As used in this Agreement, the term “Title Defect” means any of the following: any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes the applicable Seller not to have Defensible Title.  Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)            defects based solely on lack of information in such Seller’s files unless information in the records of the applicable county reflect that any information in Seller’s files is incorrect;

(ii)           defects arising out of lack of corporate or similar entity authorization unless Purchaser provides affirmative written evidence that causes Purchaser to reasonably believe that the action was not authorized and results in another Person’s superior claim of title;

(iii)          defects based on failure to record any Lease issued by any state or federal Governmental Body, or any assignments of such Lease, (in each case) in the real property, conveyance or other records of the county in which such Lease is located;

(iv)          defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(v)           defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that causes Purchaser to reasonably believe that such failure or omission has resulted in another Person’s superior claim of title;

(vi)          defects that have been cured by applicable Laws of limitation or prescription; and

(vii)         defects based solely on claims that a Well was drilled pursuant to an “allocation well” permit or the failure to obtain a production sharing agreement, as allowed by the Railroad Commission of Texas.

As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of  Sellers in any Unit, Well or other Asset shown on Exhibit A-1, without causing a greater than proportionate increase in Sellers’ working interest above that shown in Exhibit A-1 as of the Effective Time.

Section 3.3.               Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)           Royalties and any overriding royalties, reversionary interests, net profit interests, production payments, carried interests, and other burdens on production, to the extent that any such burden does not reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or increase Sellers’ working interest above that shown in Exhibit A-1 without a proportionate increase in the corresponding Net Revenue Interest;

(b)           All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to or affecting the Assets, to the extent that they do not, individually or in the aggregate, (i) reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or increase Sellers’ working interest above that shown in Exhibit A-1 without a proportionate increase in the corresponding Net Revenue Interest or (ii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(c)           Preference Rights applicable to this or any future transaction;

(d)           Transfer Requirements applicable to this or any future transaction;

(e)           Liens for current Taxes not yet due and payable;

(f)            Any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, (in each case) that are not delinquent (including any amounts being withheld as provided by Law) and that will be paid in the ordinary course of business;

(g)           All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required and are not customarily obtained prior to such a sale or conveyance;

(h)           Excepting circumstances where such rights have already been triggered, rights of notice or reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest;

(i)            Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or increase Sellers’ working interest above that shown in Exhibit A-1 without a proportionate increase in the corresponding Net Revenue Interest or (ii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j)            Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 1.2(a)(iv);

(k)           All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)            Imbalances associated with the Assets; and

(m)          Liens granted under applicable joint operating agreements and other similar agreements for amounts that are not delinquent.

Section 3.4.               Notice of Title Defect Adjustments.

(a)           To assert a claim of a Title Defect prior to Closing, Purchaser must deliver claim notices to Sellers (each a “Title Defect Notice”) on or before April 11, 2014 at 5:00 p.m. C.S.T. (the “Title Claim Date”); provided, however, that Purchaser agrees that it shall furnish Sellers once at the end of every two (2) week period until the Title Claim Date with a preliminary Title Defect Notice if any officer of Purchaser or its Affiliates discovers or learns of any Title Defect during such two (2) week period, which notice may be preliminary in nature and supplemented prior to the expiration of the Title Claim Date; provided further that failure to provide preliminary notice of a Title Defect shall not prejudice Purchaser’s right to assert any Title Defect hereunder on or before the Title Claim Date.  To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii)  Leases, Units, Wells or other Assets in Exhibit A or Exhibit A-1, as applicable, affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Sellers to verify the existence of and extent of such Title Defect and the amount by which the Allocated Value of each affected Asset is increased by such Title Defect, provided, however, that the sufficiency or volume of documents delivered pursuant to this Section 3.4(a)(iv) shall not serve as any basis to dispute the validity of the Title Defect Notice, and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. EXCEPT FOR PURCHASER’S RIGHTS UNDER THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT TITLE DEFECTS OF WHICH EACH SELLER HAS NOT BEEN GIVEN NOTICE ON OR BEFORE THE TITLE CLAIM DATE.

(b)           Sellers shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”), which notice to be effective shall include (i) a description of the alleged Title Benefit, (ii) the Leases, Units, Wells or other Assets in Exhibit A or Exhibit A-1, as applicable, affected by such Title Benefit, (iii) the Allocated Value of each Lease, Unit, Well or other Asset in Exhibit A or Exhibit A-1, as applicable, subject to such Title Benefit, (iv) supporting documents reasonably necessary for Purchaser to verify the existence of and extent of such Title Benefit and the amount by which the Allocated Value of each affected Asset is increased by such Title Benefit, provided, however, that the sufficiency or volume of documents delivered pursuant to this Section 3.4(b)(iv) shall not serve as any basis to dispute the validity of the Title Defect Notice, and (v) the amount by which Sellers reasonably believe the Allocated Value of each affected Asset is increased by such Title Benefit and the computations and information upon which Sellers’ belief is based.

(c)           Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove Title Defects at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which Sellers have been advised in writing by Purchaser.  Any asserted Title Defects which are cured within the Cure Period or waived in writing by Purchaser shall be deemed Permitted Encumbrances hereunder.

(d)           Remedies for Title Defects.

In the event that any Title Defect is not waived by Purchaser in writing or cured on or before Closing, the parties hereto shall mutually agree upon one of the following remedies for such Title Defect:

(i)            subject to the Individual Title Threshold and the Aggregate Defect Deductible, have the Purchase Price reduced by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(g) by Purchaser and Sellers as being the value of such Title Defect, taking into consideration the Allocated Value of the Property affected by such Title Defect, the portion of the Property affected by such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination;

(ii)           have Sellers indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement (the “Indemnity Agreement”) in the form attached hereto as Exhibit C; or

(iii)          have Sellers retain the entirety of the Property that is affected by such Title Defect, together with all Assets solely related to such Property, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property and related Assets.  Thereafter, Sellers shall have 180 days after Closing in which to cure the Title Defect with respect to such retained Property and related Assets.  Any Property and related Assets so held back from the initial Closing and retained by Sellers will be conveyed to Purchaser (subject to the satisfaction of the conditions set forth in Section 8.2 with respect to such Property and related Assets) at a delayed Closing (which shall become the new Closing Date with respect to such Property and related Assets) ten (10) Business Days following the date that the Title Defect is cured, at which time Purchaser shall pay to Sellers the full Allocated Value of the Property and related Assets (as adjusted pursuant to Section 2.2 through the new Closing Date therefor), and provided further that if multiple delayed Closings are contemplated as a result of this provision and/or Section 7.7(c), the delayed Closings may be consolidated on dates mutually agreeable to the parties.  An election to delay the Closing with respect to certain Assets pursuant to this Section 3.4(d)(iii) shall not waive Sellers’ right to dispute the existence of a Title Defect or to contest the Title Defect Amount asserted with respect thereto.  In the event that Sellers are unable to cure the Title Defect with respect to any Property and related Assets held back at the initial Closing within 180 days of the initial Closing, then Sellers shall retain the Property and related Assets affected thereby, such Property and related Assets shall become Excluded Assets hereunder and Purchaser shall have no further obligation to purchase such Property and related Assets.  Any disputes regarding whether such Title Defect has been cured by Sellers within such 180 day cure period shall be resolved pursuant to Section 3.4(k) (provided that the Title Expert shall be selected within fifteen (15) Business Days following the end of the 180 day cure period with respect to such dispute and all other provisions of Section 3.4(k) shall apply as written).

In the event Sellers and Purchaser are unable to mutually agree upon a remedy for any asserted Title Defect prior to Closing, then Sellers and Purchaser shall be deemed to have selected the remedy set forth in Section 3.4(d)(i).  In the event Sellers and Purchaser mutually agree to select the remedy set forth in Section 3.4(d)(i) (or are deemed to have selected such remedy in accordance with the foregoing sentence) but are unable to agree on the Title Defect Amount by the Scheduled Closing Date, then unless the Parties otherwise mutually agree in writing the dispute shall be resolved pursuant to the provisions of Section 3.4(k).

(e)           Subject to the Individual Title Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Lease, Unit, Well or other Asset in Exhibit A or Exhibit A-1, as applicable, affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Lease, Unit, Well or other Asset in Exhibit A or Exhibit A-1, as applicable, caused by such Title Benefits, as determined pursuant to Section 3.4(j).  In the event that Purchaser and Sellers are unable to agree on the Title Benefit Amount, the affected Assets will nevertheless be conveyed to Purchaser at Closing with no increase to the Purchase Price for such

Title Benefit, subject to Sellers’ right to a subsequent adjustment in the Purchase Price for such Title Benefit as may result under the provisions of Section 3.4(k), or as may otherwise be agreed to by the parties.

(f)            Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a).  Section 3.4(e) shall be the exclusive right and remedy of Sellers with respect to Title Benefits asserted by Sellers pursuant to Section 3.4(b).

(g)           The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property (determined in accordance with Schedule 2.3) is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect affecting the Title Defect Property;

(iii)          if the Title Defect results from a Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Exhibit A-1 (or less than 75% with respect to any Lease not currently held by production) and there is a proportional decrease in the working interest for the affected Title Defect Property the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property (determined in accordance with Schedule 2.3) by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Exhibit A-1;

(iv)          if the Title Defect results from a Seller owning fewer Net Mineral Acres in such Title Defect Property than the Net Mineral Acres specified therefor in Exhibit A, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property (determined in accordance with Schedule 2.3) by a fraction, the numerator of which is the reduction in Net Mineral Acres and the denominator of which is the number of Net Mineral Acres specified for such Title Defect Property in Exhibit A;

(v)           if the Title Defect results from a Seller owning fewer than 16,000 Net Mineral Acres of Leases that are held by production, the Title Defect Amount shall be equal to the product obtained by multiplying $2,586.88 by a fraction, the numerator of which is the reduction below 16,000 in Net Mineral Acres of Leases held by production and the denominator of which is 16,000;

(vi)          if the Title Defect results from a Seller owning more than 6,650 Net Mineral Acres of Leases having depth limitations of any kind, the Title Defect Amount shall be equal to the product obtained by multiplying $2,586.88 by a fraction, the numerator of which is the excess above 6,650 in the Net Mineral Acres subject to depth restrictions, and the denominator of which is 6,650;

(vii)         if the Title Defect results from any matter not described in subsections (i), (ii), (iii), (iv), (v) or (vi) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in accordance with Schedule 2.3 to such Title Defect Property and the cost to cure such Title Defect if such Title Defect is reasonably susceptible of being cured);

(viii)        if a Title Defect is not effective or does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and

(ix)          notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)           The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.  For example, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the Title Defect Properties so affected (in the ratios of the respective portions of the Purchase Price allocated to such Title Defect Properties) and the amount so allocated to a Title Defect Property shall be included only once in the Title Defect Amount.

(i)            No Title Defect Amount shall be allowed on account of and to the extent that an increase in a Seller’s working interest in a Property has the effect of proportionately increasing such Seller’s Net Revenue Interest in such Property;

(j)            The Title Benefit Amount for any Title Benefit shall mean, with respect to an affected Lease, Unit, Well or other Asset, the amount by which the value of the affected Lease, Unit, Well or other Asset is enhanced by virtue of such Title Benefit, which amount shall be determined as follows:

(i)            If Purchaser and Sellers agree on the Title Benefit Amount, that agreed amount shall be the Title Benefit Amount.

(ii)           If the Title Benefit Amount results from a Seller having a greater Net Revenue Interest in such Unit, Well or other Asset than the Net Revenue Interest specified therefor in Exhibit A-1 with a proportional increase in the working interest of the affected Unit, Well or other Asset, the Title Benefit Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Unit, Well or other Asset (determined in accordance with Schedule 2.3) by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Unit, Well or other Asset in Exhibit A-1.

(iii)          if the Title Benefit results from a Seller owning greater Net Mineral Acres in such Lease than the Net Mineral Acres specified therefor in Exhibit A, the Title Benefit Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Lease (determined in accordance with Schedule 2.3) by a fraction, the numerator of which is the increase in Net Mineral Acres and the denominator of which is the number of Net Mineral Acres specified for such Title Defect Property in Exhibit A;

(iv)          If the Title Benefit results from any matter not described in subsections (i), (ii) or (iii) above, the Title Benefit Amount shall be an amount equal to the difference between the value of the Property affected by such Title Benefit and the value of such Property without such Title Benefit (taking into account the portion of the Purchase Price allocated to such Property in accordance with Schedule 2.3).

(v)           In determining the amount of Title Benefit Amounts, the principles and methodology set forth in Section 3.4(g) shall generally be applied, mutatis mutandis.

(k)           Sellers and Purchaser shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to the Scheduled Closing Date.  If Seller and Purchaser are unable to agree by the Scheduled Closing Date, the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.4(k); in addition, should the parties dispute whether or not any Title Defect has been cured by Sellers, such dispute shall be exclusively and finally resolved pursuant to this Section 3.4(k), in each case as follows:

(i)            (i)            There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the relevant Oil and Gas Properties are located and who shall not have performed professional services for either party or any of their respective Affiliates during the previous three (3) years, as selected by mutual agreement of Purchaser and Sellers within fifteen (15) Business Days after the Applicable Date (and absent such agreement, by the Houston office of the American Arbitration Association) (the “Title Expert”). Within ten (10) Business Days following the selection of the Title Expert, each of Purchaser, on the one hand, and Sellers, on the other hand, shall submit to the Title Expert written explanations of their respective positions in the disputed title matters.  The Title Expert’s determination shall be made within fifteen (15) Business Days after submission of the title matters in dispute and shall be final and binding upon all parties, without right of appeal.  In making his determination, the Title Expert shall be bound by the provisions of this Article 3, and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination.  The Title Expert may allow the parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute.  Additionally, the Title Expert may consult with and engage disinterested third parties to advise the Title Expert, including without limitation petroleum engineers.  The Title Expert shall act as an expert for the limited purpose of determining the specific disputed title matters submitted by either party and may not award damages, interest or penalties to any party with respect to any matter.  Sellers and Purchaser shall each bear their own legal fees and other costs of presenting its case. The costs and expenses of the Title Expert shall be borne and paid one-half by Sellers and one-half by Purchaser, including any costs incurred by the Title Expert that are attributable to such third party consultation.

(ii)           If the Title Defect Amounts alleged by Purchaser that are applicable to the disputed title matters that are not resolved prior to the Scheduled Closing Date, when taken together with the other adjustments to the Purchase Price described in Section 8.1(f)  and Section 8.2(f) (including any Environment Defect Amounts alleged by Purchaser pursuant to Section 4.3) that are not resolved prior to the Scheduled Closing Date, exceed twenty percent (20%) of the Purchase Price, then the date for Closing shall be extended until the disputed title matters are resolved pursuant to Section 3.4(k)(i).  Upon resolution of such disputed title matters pursuant to Section 3.4(k)(i), then, subject to the other terms and conditions of this Agreement, the Closing shall occur on the tenth (10th) Business Day following the date upon which the Title Expert delivers written notice to Purchaser and Sellers of his determination with respect to any disputed title matters, including any applicable Title Defect Amount or a Title Benefit Amount.

(iii)          If the Title Defect Amounts alleged by Purchaser that are applicable to the disputed title matters that are not resolved prior to the Scheduled Closing Date, when taken together with the other adjustments to the Purchase Price described in Section 8.1(f) and Section 8.2(f) (including any Environment Defect Amounts alleged by Purchaser pursuant to Section 4.3), are equal to or less than twenty percent (20%) of the Purchase Price, then the affected Assets will nevertheless be conveyed to Purchaser at Closing with no reduction in the Purchase Price for any such Title Defect and a portion of the Purchase Price equal to the disputed Title Defect Amount alleged by Purchaser shall be placed in escrow by Purchaser pursuant to an escrow agreement in a form to be mutually agreed upon by Seller Representative, Purchaser and JP Morgan Chase Bank, NA as escrow agent. The Purchase Price shall be subject to a subsequent adjustment for any such Title Defect upon the resolution of such disputed title matters pursuant to Section 3.4(k)(i) or as may be otherwise be mutually agreed by the parties.  Upon such resolution of such disputed title matters pursuant to Section 3.4(k)(i), then (A) Purchaser and Seller Representative shall instruct escrow agent to deliver to Sellers the amount, if any, so awarded by the Title Expert to Sellers, plus interest accrued on such amount pursuant to the terms of the Escrow Agreement, if any, and (B) Purchaser and Seller Representative shall instruct escrow agent to pay to Purchaser the amount, if any, so awarded by the Title Expert to Purchaser, plus interest accrued on such amount pursuant to the terms of the escrow agreement, if any.

(iv)                              If any title disputed matter under this Article 3 relates to whether or not any Title Defect has been cured post-Closing pursuant to Section 3.4(d)(iii), then such title disputed matter shall be resolved pursuant to the determination of the Title Expert pursuant to Section 3.4(k)(i).

(l)                                     Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for any individual uncured Title Defect affecting a Title Defect Property for which the Title Defect Amount therefor does not exceed $15,000 (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Title Defects, taken together with the aggregate Environmental Defect Amounts attributable to all uncured Environmental Defects, exceeds a deductible in an amount equal to 0.5% of the unadjusted Purchase Price (“Aggregate Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made available to Purchaser only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts are in excess of such Aggregate Defect Deductible; for the avoidance of doubt, Title Defect Amounts and Environmental Defect Amounts which do not meet the Individual Title Threshold and the Individual Environmental Threshold shall not be included in reaching the Aggregate Defect Deductible.

(m)                             Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Benefit for a Property for which the Title Benefit Amount therefor does not exceed $15,000 (“Individual Title Benefit Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for Title Benefits unless the aggregate Title Benefits attributable to all Title Benefits exceeds a deductible in an amount equal to 0.5% of the unadjusted Purchase Price (“Aggregate Benefit Deductible”), after which point adjustments to the Purchase Price shall be made available to Sellers only with respect to Title Benefits where the aggregate Title Benefit Amounts are in excess of such Aggregate Benefit Deductible; for the avoidance of doubt, Title Benefit Amounts which do not meet the Individual Title Benefit Threshold shall not be included in reaching the Aggregate Benefit Deductible.

Section 3.5.                                            Casualty or Condemnation Loss.

(a)                                 From and after the Effective Time, but subject to the provisions of Section 3.5(b), Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear with respect to the Assets.

(b)                                 If, prior to the Closing Date, all or a material part of any of the Assets are damaged or destroyed by fire, flood, storm or other casualty or are taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened, Sellers shall promptly notify Purchaser in writing of the nature and extent of such casualty loss or government taking and Sellers’ estimate of the cost required to repair or replace that portion of the Assets affected by the casualty loss or value of the Assets taken or threatened to be taken by the government.  If all or any portion of the Assets are affected by a casualty loss or government taking, the Purchase Price will be adjusted downward by the agreed cost required to repair or replace that portion of the Assets affected by the casualty loss or the agreed value of the Assets taken or threatened to be taken by the government, and the parties will proceed with Closing, subject to the other terms and conditions of this Agreement; provided that if the parties mutually agree, in lieu of adjustments to the Purchase Price, Sellers shall (i) pay over to Purchaser: (A) all insurance proceeds payable to Sellers with respect to any such casualty loss (if applicable), (B) all sums paid to Sellers by third parties by reason of any such casualty loss (if applicable), and (C) all compensation paid to Sellers with respect to any such government taking (if applicable), and (ii) assign to Purchaser any and all claims that Seller may have against any third party with respect to such casualty loss or government taking, as applicable.

Section 3.6.                                            Limitations on Applicability.

The right of Purchaser to assert a Title Defect under this Agreement and Sellers’ rights to assert a Title Benefit under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Sellers’ rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date.

Section 3.7.                                            Government Approvals Respecting Assets.

(a)                                 Federal and State Approvals. Purchaser shall, within thirty (30) days after Closing and at Purchaser’s own expense, file for approval with the applicable Governmental Bodies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets representing state or federal Leases or other Lands.  Purchaser further agrees, promptly after Closing, to take all other actions reasonably required of Purchaser by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction with respect to Assets representing state or federal Leases or other Lands, and to use its commercially reasonable efforts to obtain such approval by such federal or state agencies, as applicable, of Sellers’ assignment documents requiring such federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets representing state or federal Leases or other Lands. Purchaser shall provide each Seller with approved copies of such assignment documents and other state and federal transfer documents, as soon as they are available.

(b)                                 Title Pending Governmental Approvals. Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets representing state or federal Leases or other Lands:

(i)                                     Sellers shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;

(ii)                                  Purchaser shall be responsible for all Assumed Seller Obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Leases and other portion of the Assets as of the Effective Time;

(iii)                               Sellers shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s instructions, and Sellers shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing;

(iv)                              Sellers shall not be obligated to incur any expenses in Sellers’ capacity as nominee for the benefit of Purchaser under this Section 3.7(b), and, provided that Sellers give Purchaser prior written notice of any expenses that Sellers are required to incur to comply with their obligations under the applicable Leases or applicable Law, Purchaser agrees to pay or reimburse Sellers for any such expenses promptly upon receiving notice thereof; and

(v)                                 For purposes of Article 11, Sellers and Purchaser shall treat and deal with such affected Leases and other affected portions of the Assets as if full legal and equitable title to the same had passed from Sellers to Purchaser at Closing.

ARTICLE 4.
ENVIRONMENTAL MATTERS

Section 4.1.                                            Assessment.

From and after the date of execution of this Agreement until the Closing Date, each Seller shall afford to Purchaser and Purchaser’s Representatives access to the Assets, including the Records in accordance with Section 7.1. Upon reasonable notice to Sellers, Purchaser shall be entitled to conduct a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments (Designation E1527-05) but such Phase I environmental property assessment shall not include any environmental sampling or testing (the “Phase I Assessment” or “Phase I, “ whether one or more).  The Phase I Assessment and Purchaser’s other diligence activities shall be conducted at the sole cost, risk and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.4.  Each Seller or its respective designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are onsite on Assets.  Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence (including all or any part of the Phase I Assessments) with respect to any Assets where Sellers or their Affiliates do not have the authority to grant access for such due diligence; provided, however, Sellers and their Affiliates shall use their commercially reasonable efforts to obtain permission from any other Person to allow Purchaser and Purchaser’s Representatives such access and the ability to conduct environmental due diligence in accordance herewith and as long as Sellers and their Affiliates have exercised such commercially reasonable efforts, Sellers shall have no liability to Purchaser for failure to obtain any such other Person’s permission.  Notwithstanding anything herein to the contrary, Purchaser shall not have the right to conduct any Phase II environmental property assessments or such other activities intended to constitute the conduct of “all appropriate inquiries” under 30 CFR Part 312 without the prior written consent of Sellers; provided, however, that if any Seller fails to provide such written consent, then Sellers shall retain the affected Asset, such Asset will become an Excluded Asset hereunder, the Purchase Price shall be reduced by the Allocated Value of such Asset and Purchaser shall have no further obligation to purchase such Asset.  Purchaser and Sellers shall maintain, and shall cause their respective officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Phase I or other due diligence activity as strictly confidential until the Closing occurs (and thereafter, with respect to Sellers if Closing occurs), unless disclosure of any facts discovered through such Phase I or other due diligence activity is required under any Laws. Purchaser shall provide each Seller with a copy of the final version of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Phase I activity conducted on the Oil and Gas Properties. In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Phase I activity conducted by, for or on behalf of Purchaser, Purchaser agrees that Sellers shall be the responsible parties for disclosing such matters to the appropriate Governmental Bodies; provided that, if Sellers fail to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure, Purchaser or any such Affiliate shall have the right to fully comply with such legal obligation.

Section 4.2.                                            NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Oil and Gas Properties or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on, in or under the Oil and Gas Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3.                                            Environmental Defects.

(a)                                 If, as a result of its investigation pursuant to Section 4.1, Purchaser determines that with respect to the Assets, there exists an Environmental Liability with respect to any Asset (other than with respect to NORM) (in each case an “Environmental Defect”), then on or prior to April 11, 2014 at 5:00 p.m. C.S.T. (the “Environmental Claim Date”), Purchaser may notify each Seller in writing of such Environmental Defect (an “Environmental Defect Notice”). EXCEPT WITH RESPECT TO PURCHASER’S RIGHTS FOR ANY BREACH BY SELLERS OF THEIR REPRESENTATIONS SET FORTH IN SECTION 5.9 OR ANY BREACH BY SELLERS OF THEIR COVENANTS HEREUNDER, FOR ALL PURPOSES OF THIS AGREEMENT, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ANY ENVIRONMENTAL DEFECT WHICH PURCHASER FAILS TO ASSERT AS AN ENVIRONMENTAL DEFECT BY AN ENVIRONMENTAL DEFECT NOTICE RECEIVED BY EACH SELLER ON OR BEFORE THE ENVIRONMENTAL CLAIM DATE. To be effective, each such notice must set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Units, Wells and associated Assets affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”) and (iv) supporting documents reasonably necessary for Sellers to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount, provided, however, that the sufficiency or volume of documents delivered pursuant to this Section 4.3(a)(iv) shall not serve as any basis to dispute the validity of the Environmental Defect Notice.  Purchaser agrees that it shall furnish Sellers once at the end of every two (2) week period until the Environmental Claim Date with a preliminary Environmental Defect Notice if any officer of Purchaser or any of its Affiliates discovers or learns of any Environmental Defect during such two (2) week period, which notice may be preliminary in nature and supplemented prior to the expiration of the Environmental Claim Date; provided further that failure to provide preliminary notice of an Environmental Defect shall not prejudice Purchaser’s right to assert any Environmental Defect hereunder on or before the Environmental Claim Date.

(b)                                 Sellers shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have mutually agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. If Sellers disagree with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount or the cure thereof prior to the Scheduled Closing Date, Purchaser and Sellers will attempt to resolve the dispute prior to the Scheduled Closing Date. If such dispute or any dispute among the parties on whether or not any Environmental Defect has been cured by Sellers by the Scheduled Closing Date (unless the parties have mutually agreed to allow Sellers to cure such Environmental Defect after Closing) has not been resolved by the Scheduled Closing Date, then such matters remaining in dispute shall be exclusively and finally resolved pursuant to this Section 4.3(b) as follows:

(i)                                     The parties shall submit such dispute to an environmental consultant approved in writing by Sellers and Purchaser (and absent such mutual approval, appointed by the Houston office of the American Arbitration Association) that is experienced in environmental corrective action at oil and gas properties in the regional area where the relevant Oil and Gas Properties are located and that shall not have performed professional services for either party or any of their respective Affiliates during the previous three (3) years (the “Independent Expert”). Within ten (10) Business Days following the selection of the Independent Expert, each of Purchaser, on the one hand, and Sellers, on the other hand, shall submit to the Independent Expert written explanations of their respective positions in the disputed environmental matters. The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Sellers with exhibits, including interrogatories, supplemented with appearances by Purchaser and Sellers, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party. The Independent Expert shall render its decision within fifteen (15) Business Days of receiving such offers by selecting one or the other of the offers, or by crafting a decision that represents a compromise between the two offers.

(ii)                                  If the Environmental Defect Amounts alleged by Purchaser that are applicable to the disputed environmental matters that are not resolved prior to the Scheduled Closing Date, when taken together with the other adjustments to the Purchase Price described in Section 8.1(f) and Section 8.2(f) (including any Title Defect Amounts alleged by Purchaser pursuant to Article 3) that are not resolved prior to the Scheduled Closing Date, exceed twenty percent (20%) of the Purchase Price, then the date for Closing shall be extended until the disputed environmental matters are resolved pursuant to Section 4.3(b)(i).  Upon resolution of such disputed environmental matters pursuant to Section 4.3(b)(i), then, subject to the other terms and conditions of this Agreement, the Closing shall occur on the tenth (10th) Business Day following the date upon which the Independent Expert delivers written notice to Purchaser and Sellers of his determination with respect to any disputed environmental matters, including any applicable Environmental Defect Amount.

(iii)                               If the Environmental Defect Amounts alleged by Purchaser that are applicable to the disputed Environmental matters that are not resolved prior to the Scheduled Closing Date, when taken together with the other adjustments to the Purchase Price described in Section 8.1(f)  and Section 8.2(f) (including any Title Defect Amounts alleged by Purchaser pursuant to Article 3), are equal to or less than twenty percent (20%) of the Purchase Price, then the Assets affected by such Environmental Defects shall be retained by Sellers at Closing, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Assets.  If the Allocated Value of the Asset so held back from the initial Closing is greater than the Environmental Defect Amount determined by the Independent Expert or agreed by the parties, then such Asset will be conveyed to Purchaser (subject to the satisfaction of the conditions set forth in Section 8.2 with respect to such Asset) at a delayed Closing (which shall become the new Closing Date with respect to such Asset) within ten (10) Business Days following the date that the Independent Expert delivers written notice to Purchaser and Sellers of his award with respect to such Environmental Defect and/or Environmental Defect Amount, at which time Purchaser shall pay to Sellers the full Allocated Value of the Asset less such Environmental Defect Amount (as adjusted pursuant to Section 2.2 through the new Closing Date therefor with respect to such Asset).  If the Allocated Value of the Asset so held back from the initial Closing is less than the Environmental Defect Amount determined by the Independent Expert, then such Asset will be retained by Seller, such Asset will become an Excluded Asset hereunder and Purchaser shall have no further obligation to purchase such Asset.

(c)                                  The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert shall be final and binding upon all parties, without right of appeal. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. The costs and expenses of the Independent Expert shall be borne and paid one-half by Sellers and one-half by Purchaser.

(d)                                 Subject to Section 4.3(b) and the following provisions of this Section 4.3(d), the parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, as applicable, for all uncured Environmental Defects; provided that, notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect (affecting one or more Assets) for which the Environmental Defect Amounts therefor do not exceed $15,000 (“Individual Environmental Threshold”); (ii) if the parties agree or the Independent Expert determines that the Environmental Defect Amount with respect to any Asset exceeds the Allocated Value thereof, then Sellers shall retain the affected Asset, such Asset will become an Excluded Asset hereunder, the Purchase Price shall be reduced by the Allocated Value of such Asset and Purchaser shall have no further obligation to purchase such Asset, (iii) if the Environmental Defect Amounts for all Environmental Defects affecting any Asset,  when combined with the Title Defect Amounts for all Title Defects affecting the same Asset, exceeds the Allocated Value of such affected Asset then Sellers shall retain the affected Asset, such Asset will become an Excluded Asset hereunder, the Purchase Price shall be reduced by the Allocated Value of such Asset and Purchaser shall have no further obligation to purchase such Asset, and (iv) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amounts attributable to all such Environmental Defects, taken together with the aggregate Title Defect Amounts attributable to all uncured Title Defects, exceed the Aggregate Defect Deductible, after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible; for the avoidance of doubt, Title Defect Amounts and Environmental Defect Amounts which do not meet the Individual Title Threshold and the Individual Environmental Threshold shall not be included in reaching the Aggregate Defect Deductible.

Section 4.4.                                            Inspection Indemnity.

PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PERSONS

FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF, OR RELATING TO, ANY DUE DILIGENCE ACTIVITY CONDUCTED ON THE ASSETS BY PURCHASER OR ITS AGENTS OR REPRESENTATIVES, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, EXCEPT TO THE EXTENT ARISING OUT OF, OR RELATING TO, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON. The indemnity obligation set forth in this Section 4.4 shall survive the Closing or termination of this Agreement.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 5.1.                                            Generally.

(a)                                 Any representation or warranty qualified “to the knowledge of Sellers” or “to Sellers’ knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the officers and employees of each Seller who have direct responsibility for the Assets, as specified on Schedule 5.1.  “Actual Knowledge”, for purposes of this Agreement, means information actually and personally known by the individuals specified on Schedule 5.1 after due investigation, in their individual capacities and as officers and employees of any Seller or its Affiliates.  Inclusion of a matter on a Schedule to a representation or warranty which addresses matters possibly having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule or Exhibit to this Agreement for purposes of information only.  Nothing in the Schedules of Sellers is intended to broaden the scope or effect of any representation or warranty contained in this Agreement.  Nothing in the Schedules constitutes an admission of any liability or obligation to any third person, or an admission to any third person against the interest of Sellers.  Descriptions of or references to particular contracts, agreements, notices and other documents herein are qualified in their entirety by reference to such documents. Certain sections of this Agreement may be qualified by the matters set forth in the related Schedule, and the disclosure of any fact or item in any of the Schedules shall, should the existence of such fact or item be relevant to any other of the Schedules or sections in this Agreement, be deemed to be disclosed with respect to that other section or Schedule, in each case as long as it is readily apparent on its face.  In disclosing information pursuant to the Schedules, no Seller waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine.

(b)                                 Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.9 and 11.10 and the other terms and conditions of this Agreement, Sellers, jointly and severally, represent and warrant to Purchaser the matters set out in the remainder of this Article 5.

Section 5.2.                                            Existence and Qualification.

HEPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a corporation in the jurisdictions where the Assets it owns are located.  HFS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a limited liability company in the jurisdictions where the Assets it owns are located.  HK Energy is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a limited liability company in the jurisdictions where the Assets it owns are located.  HOCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a corporation in the jurisdictions where the Assets it owns are located.  HK Energy Operating is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a limited liability company in the jurisdictions where the Assets it owns are located.  Halcón Resources Operating is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a corporation in the jurisdictions where the Assets it owns are located.

Section 5.3.                                            Power.

Each Seller has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4.                                            Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller (and all documents required hereunder to be executed and delivered by any Seller at Closing will be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of each Seller, enforceable against each Seller in accordance with their terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based on public policy.

Section 5.5.                                            No Conflicts.

Subject to compliance with or waiver of the Preference Rights and Transfer Requirements set forth in Schedule 5.13 and the HSR Act (if applicable), the execution, delivery and performance of this Agreement by each Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of (A) the certificate of formation or incorporation, as applicable, bylaws or limited liability company agreement or any similar governing document of any Seller or (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, agreement or instrument applicable to any Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage or indenture to which any Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to any Seller as a party in interest, (iv) violate any Laws applicable to any Seller or any of the Assets, except for rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset and that are customarily obtained subsequent to the sale or conveyance thereof.

Section 5.6.                                            Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of any Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7.                                            Litigation.

With respect to the Assets and any Seller’s or any of its Affiliates’ ownership, operation, development, maintenance, or use of any of the Assets, except as set forth in: (i)  Schedule 5.7(a), no proceeding, claim, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which such Seller or any of its Affiliates is a party is pending or, to such Seller’s knowledge, threatened in writing against such Seller or any of its Affiliates; and (ii) Schedule 5.7(b), to Sellers’ knowledge, no Proceeding or investigation to which such Seller is not a party which relates to the Assets is pending or threatened.

Section 5.8.                                            Taxes and Assessments.

(a)                                 All Tax reports, returns, statements (including estimated reports, returns or statements), and other similar filings relating to the Sellers’ acquisition, ownership or operation of the Assets (the “Tax Returns”) required to be filed with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and correct in all material respects, and all such Taxes have been timely paid in full and no Seller is delinquent in the payment of such Taxes.

(b)                                 With respect to all Taxes related to the Sellers’ acquisition, ownership or operation of the Assets, (i) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (ii) there are no Proceedings pending or, to Sellers’ knowledge, threatened against the Assets or such Seller by any Governmental Body; and (iii) there are no Tax liens on any of the Assets except for liens for Taxes not yet due and payable.  No Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

Section 5.9.                                            Compliance with Laws.

Except as disclosed on Schedule 5.9, the Assets are, and the ownership, operation, development, maintenance, and use of any of the Assets are, currently in material compliance with the provisions and requirements of all Laws applicable to the Assets.  Except as disclosed on Schedule 5.9, (i) no Seller has received any written notice that the Assets are not in material compliance with any Environmental Laws, except for such non-compliance which has been remediated or otherwise resolved and (ii) no Seller has received any written notice of any claims with respect to material Environmental Liabilities with respect to the Assets or any demands to clean-up any portion of the Assets, except for such claims or demands which have been resolved and closed with the applicable Governmental Bodies.  Notwithstanding the foregoing, except as set forth in this Section 5.9, Sellers make no representation or warranty, express or implied, relating to any Environmental Liabilities or Environmental Laws.

Section 5.10.                                     Contracts.

All Material Contracts are included within the list of Contracts in Schedule 1.2(a)(iv) and Schedule 1.2(b)(vi).  Sellers are in material compliance with and, to Sellers’ knowledge, all counterparties are in material compliance with, all Material Contracts, except as disclosed on Schedule 5.10.  Except as set forth on Schedule 5.10 and except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by any Seller or, to Sellers’ knowledge, by any other Person who is a party to such Material Contract.  No Seller has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.  “Material Contracts” means any of the following types of Contracts: (a) any Contract that could reasonably be expected to result in aggregate payments or receipts of revenues by Sellers or Purchaser with respect to the Assets of more than $100,000 during the current or any subsequent year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (b) any Hydrocarbon purchase and sale, gathering, transportation, processing or similar Contract unless terminable by each party without penalty on 30 days or less notice; (c) any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, any Seller conducts business, including area of mutual interest Contracts; (d) any Contract with any Affiliate of any Seller which will be binding on Purchaser after the Effective Time and will not be terminable by Purchaser within 30 days or less notice; (e) any Contract that contains a call on production; and (f) any joint or unit operating agreement.

Section 5.11.                                     Payments for Hydrocarbon Production.

Except as set forth on Schedule 5.11,

(a)                                 to each Seller’s knowledge, all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by any Seller to overriding royalty interest holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, or if not paid, Sellers are otherwise entitled under applicable Law and the terms of any applicable Lease to withhold payment, without penalty or interest, while resolving questions of title or obtaining division orders; and

(b)                                 Sellers are not obligated under any contract or agreement for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any Hydrocarbons attributable to the Assets without then or thereafter receiving full payment therefor.

Section 5.12.                                     Governmental Authorizations.

Except as disclosed on Schedule 5.12, each Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Seller Operated Assets operated by such Seller as currently owned and operated (excluding Governmental Authorizations required by Environmental Law). To Sellers’ knowledge, except as disclosed in Schedule 5.7(a), Schedule 5.7(b) or Schedule 5.12, (i) each Seller has operated its Seller Operated Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by any Seller, and no Proceedings are pending or, to Sellers’ knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remedial action by any Seller.

Section 5.13.                                     Preference Rights and Transfer Requirements.

None of the Assets, or any portion thereof, is subject to any Preference Right or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except for the Preference Rights and Transfer Requirements set forth on Schedule 5.13.

Section 5.14.                                     Payout Balances.

Schedule 5.14 contains a complete list in all material respects, of the status, as of February 1, 2014, of any “payout” balance for the Wells and Units listed on Exhibit A-1 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.15.                                     Outstanding Capital Commitments.

As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which any Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $100,000 other than those shown on Schedule 5.15.

Section 5.16.                                     Imbalances.

To Sellers’ knowledge, Schedule 5.16 accurately sets forth in all material respects all of the Imbalances of Sellers arising with respect to the Assets or production therefrom and, except as disclosed in Schedule 5.16, (i) no Person is entitled to receive any material portion of any Sellers’ Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Sellers are not obligated to deliver any material quantities of Hydrocarbons or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) Sellers are not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of Hydrocarbons from the Wells in excess of the contract requirements. Except as set forth on Schedule 5.16, Sellers have not received, or are not obligated to receive, prepayments (including payments for gas not taken pursuant to “take-or-pay” arrangements) for any of Sellers’ share of the Hydrocarbons produced from the Oil and Gas Properties, as a result of which the obligation exists to deliver Hydrocarbons produced from the Oil and Gas Properties after the Effective Time without then or thereafter receiving payment therefor.

Section 5.17.                                     Condemnation.

To Sellers’ knowledge, there is no actual or written threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 5.18.                                     Bankruptcy.

There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Sellers’ knowledge, being contemplated by or threatened against any Seller.  Each Seller is, and will be immediately after giving effect to the transactions contemplated by this Agreement, solvent.

Section 5.19.                                     Production Allowables.

Except as set forth on Schedule 5.19, since the date hereof, no Seller has received written notice that there has been any change proposed in the production allowables for any Wells listed on Exhibit A-1 or otherwise with respect to production from the Leases.

Section 5.20.                                     Foreign Person.

No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.21.                                     Drilling Obligations.

Except as set forth on Schedule 5.21, to such Seller’s knowledge, except to the extent of those obligations previously fulfilled by Sellers or any of their predecessors, none of the Leases or Contracts contain express provisions obligating Sellers or their successors to drill any wells on the Oil and Gas Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

Section 5.22.                                     Obligations to Make Assignments.

Except as set forth in Schedule 5.22, the Assets are not subject to any Contract containing an area of mutual interest, maintenance of uniform interest, or other provision under which a Seller may be obligated to make assignments to third Persons of interests in any Asset after the Effective Time.

Section 5.23.                                     No Material Adverse Change.

Since the Effective Time up to the date of this Agreement, there has been no material damage, destruction or loss to the Assets or Material Adverse Effect.

Section 5.24.                                     Suspended Funds.

Schedule 5.24 lists all funds held in suspense (including funds held in suspense for unleased interests) by any Seller or its Affiliates as of the date of this Agreement that are attributable to the Assets, a description of the source of such funds and the reason they are being held in suspense, and, if known, the name or names of the Persons claiming such funds or to whom such funds are owed.

Section 5.25.                                     Gathering Equipment.

The Gathering Equipment constitutes all of the personal property, equipment, and facilities necessary for the operation of the Gathering System in the manner presently owned and operated by HFS and in material compliance with applicable Laws.  Except as set forth in Schedule 5.25, each item of tangible Gathering Equipment is in good operating condition and repair, ordinary wear and tear excepted.

Section 5.26.                                     Hydrocarbon Marketing.

There are no calls on production, options to purchase, or similar rights in effect with respect to any portion of the Hydrocarbons produced from or allocable to the Oil and Gas Properties, and, except as set forth on Schedule 5.26, all Contracts for the sale of Hydrocarbons are terminable without penalty on no more than thirty (30) days’ prior notice.  Except as set forth in Schedule 5.26, none of the Oil and Gas Properties is subject to any acreage, well, or reserve commitment or dedication under the terms of any Hydrocarbon sales, gathering, processing, transportation, or similar agreement, or any obligation under any such agreement to pay any capacity charge, reservation charge, through-put fee, or similar charge or fee without regard to the quantity of Hydrocarbons actually delivered.  To the knowledge of Sellers, all proceeds from the sale of Hydrocarbons attributable to the interests of each Seller in the Oil and Gas Properties have been and are being disbursed to such Seller under appropriate division orders, transfer orders, or similar documents signed by or otherwise binding on such Seller, and no portion of any such proceeds is being held in suspense, subject to a Claim for refund by the purchaser, used as an offset or as collateral for other obligations (whether disputed or undisputed), or otherwise not being paid to such Seller as it becomes due in the ordinary course of business.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Seller the following:

Section 6.1.                                            Existence and Qualification.

Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign limited liability company in the jurisdictions where the Assets are located.

Section 6.2.                                            Power.

Purchaser has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3.                                            Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based on public policy.

Section 6.4.                                            No Conflicts.

Subject to compliance with the HSR Act, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the organizational documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage or indenture to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser or Purchaser’s ability to perform its obligations with respect to the transactions contemplated hereby.

Section 6.5.                                            Liability for Brokers’ Fees.

Sellers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6.                                            Litigation.

There are no Proceedings pending, or to the Actual Knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7.                                            Limitation and Independent Evaluation.

Except for the representations and warranties expressly made by each Seller in Article 5 of this Agreement, or in the Conveyance or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement and absent fraud by any Seller, Purchaser acknowledges that there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof made by any Seller.  Without limiting the generality of the foregoing, subject to Section 5.9, Purchaser acknowledges that no Seller has made nor will make any representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.  Purchaser further acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller, and that it has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and that is aware of the risks inherent in the oil and gas business.  Subject to Sellers’ compliance with Section 4.1, Purchaser acknowledges that it has or will have access to the Assets, the officers and employees of Sellers, and the books, records and files made available by Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the representations of Sellers contained in Article 5 and the basis of its own independent evaluation and due diligence investigation of the Assets, and its own independent evaluation of the business, economic, legal, tax, or other consequences of this transaction including its own estimate and appraisal of the extent and value of the oil, natural gas, and other reserves attributable to the Oil and Gas Properties.

Section 6.8.                                            SEC Disclosure.

Purchaser is acquiring the Oil and Gas Properties for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws.  Purchaser understands and acknowledges that:  (i) an investment in the Assets involves certain risks; and (ii) neither the SEC nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser.

Section 6.9.                                            Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser, being contemplated by, or threatened against Purchaser.

Purchaser is, and will be immediately after giving effect to the transactions contemplated by this Agreement, solvent.

Section 6.10.                                     Qualification.

As of Closing, Purchaser will be qualified to own and assume operatorship of the Leases in the jurisdictions where the Assets to be transferred to Purchaser are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by applicable Law, as of the Closing, Purchaser will have lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such Law (or other requirements) governing the ownership and operation of the Assets.

Section 6.11.                                     Financing.

Purchaser has, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Sellers at Closing.

ARTICLE 7.
COVENANTS OF THE PARTIES

Section 7.1.                                            Access.

(a)                                 From and after the date of this Agreement up to and including the date the Records are delivered to Purchaser pursuant to Section 1.5 (or the earlier termination of this Agreement), Sellers shall cooperate with Purchaser and provide Purchaser and its officers, directors, employees, agents, accountants, attorneys, investment bankers, consultants, advisors and other authorized representatives (“Purchaser’s Representatives”), access to the Assets and access to the Records, but only to the extent that Sellers may do so without violating any obligations to any un-Affiliated third party or any Laws and to the extent that Sellers have authority to grant such access without breaching any restriction legally or contractually binding on Sellers; provided, however, that each Seller shall use its commercially reasonable efforts to obtain any necessary consents or approvals from un-Affiliated third parties or applicable Governmental Bodies in order to provide Purchaser and Purchaser’s Representatives such access. Purchaser shall conduct all such inspections and other information gathering described above only (i) (x) during regular business hours and (y) during any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and (ii) in a manner which will not unduly interfere with Sellers’ operation of the Assets.  All information obtained by Purchaser and its representatives pursuant to this Section 7.1 shall be subject to the terms of that certain confidentiality agreement dated February 10, 2014 (the “Confidentiality Agreement”), by and between Sellers and Purchaser; provided, however, that if the Closing should occur, the foregoing confidentiality restriction on Purchaser, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets).  Sellers shall also make available to Purchaser and Purchaser’s Representatives, upon reasonable notice during normal business hours, Sellers’ personnel knowledgeable with respect to the Assets in order that Purchaser may make such diligence investigation as Purchaser considers necessary or appropriate.

(b)                                 ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO PURCHASER AT ANY TIME IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO PURCHASER AS AN ACCOMMODATION, AND, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE, ARE MADE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION OR AS TO WHETHER SUCH MATERIALS, DOCUMENTS AND OTHER INFORMATION CONTAINS A MISREPRESENTATION FOR THE PURPOSES OF APPLICABLE SECURITIES LAWS (WHETHER NOW OR HEREAFTER IN EFFECT).  TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT FOR PURCHASER’S RIGHTS WITH RESPECT TO THE REPRESENTATIONS SET FORTH IN ARTICLE 5 OF THIS AGREEMENT OR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE AND EXCLUDING FRAUD BY ANY SELLER, ANY RELIANCE UPON OR CONCLUSIONS DRAWN BY PURCHASER FROM SUCH MATERIALS, DOCUMENTS AND OTHER INFORMATION SHALL BE AT PURCHASER’S RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLERS, AND PURCHASER HEREBY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE.  EXCEPT FOR PURCHASER’S RIGHTS WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE AND THE INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, AND EXCLUDING FRAUD BY ANY SELLER, PURCHASER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE (WHETHER NOW OR HEREAFTER IN EFFECT) ARISING OUT OF OR RELATED TO ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.2.                                            Government Reviews.

(a)                                 Sellers and Purchaser shall in a timely manner (i) make all required filings, if any, with, prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations by such party are necessary or appropriate in connection with the consummation of the transactions contemplated hereby and (ii) provide such information to the other parties hereto as Sellers or Purchaser, as applicable, may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party to this Agreement shall cooperate with and use all commercially reasonable efforts to assist the other parties hereto with respect to such filings, applications and negotiations.

(b)                                 If compliance with the HSR Act is required in connection with the transactions contemplated by this Agreement, within ten Business Days following the execution by Purchaser and Sellers of this Agreement, Purchaser, on the one hand, and Sellers, on the other hand, will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder.  Purchaser and Sellers agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Purchaser and Sellers shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other parties hereto that is necessary in connection with Purchaser’s and Sellers’ compliance with the HSR Act.  Purchaser and Sellers shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each Seller and Purchaser shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. Any fees or expenses related to filings required to this Section 7.2(b) shall be shared equally by Sellers, on the one hand, and Purchaser, on the other hand.

Section 7.3.                                            Notification of Breaches.

Until the Closing,

(a)                                 Purchaser shall notify Sellers promptly after Purchaser obtains Actual Knowledge that any representation or warranty of a Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by a Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)                                 Sellers shall notify Purchaser promptly after any Seller obtains Actual Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c)                                  If any of Purchaser’s or Sellers’ representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then, so long as the non-breaching party does not incur any costs of liabilities on account of such breach (and, if the non-breaching party is Purchaser, no Asset suffers a diminution in value on account of such breach), such breach shall be considered not to have occurred for all purposes of this Agreement.

(d)                                 No notification by a party of any breach pursuant to this Section 7.3 shall affect the representations, warranties or covenants of the parties or the conditions to their respective obligations hereunder.

(e)                                  There shall be no breach of the covenants in this Section 7.3 as a result of a party’s failure to report a breach of any representation or warranty or a breach of an obligation to perform or observe any covenant or agreement of which it had Actual Knowledge if the party subject to the breach or failure also had knowledge thereof prior to Closing.

Section 7.4.                                            Letters in Lieu; Assignments; Operatorship.

(a)                                 Sellers will execute on the Closing Date letters in lieu of division and/or transfer orders relating to the Assets, on forms prepared by Sellers and reasonably satisfactory to Purchaser, to reflect the transactions contemplated hereby.

(b)                                 Sellers will prepare and execute, and Purchaser will execute, on the Closing Date, the Conveyances and any additional assignments necessary to convey to Purchaser all federal and state Leases and Surface Rights in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Sellers.

(c)                                  Except as set forth in Article 5 and the special warranty of title contained in the Conveyances, Sellers make no representations or warranties to Purchaser, express, implied or by statute, as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of any such Seller Operated Assets may be governed by operating and similar agreements that control the appointment of a successor operator, and in such case, whether Purchaser will succeed as operator of the subject Seller Operated Assets (or portions thereof) will be determined in accordance with the terms of such agreements. However, Sellers will assist Purchaser in Purchaser’s efforts to succeed Sellers or Sellers’ Affiliate(s) as operator of any Oil and Gas Properties included in the Assets, including designating and/or appointing by assignment, to the extent legally possible, Purchaser as successor operator or taking any other actions permitted or required under the applicable operating agreement or other governing document (including executing letters whereby the applicable Seller resigns as operator of all Seller Operated Assets).  Purchaser shall, promptly following Closing, to the extent required by Law, file all appropriate forms, declarations or bonds with the applicable federal and/or state agencies relative to its assumption of operatorship with respect to the Oil and Gas Properties. For all Seller Operated Assets, Sellers and Purchaser shall execute appropriate change or transfer of operator forms on the Closing Date, and the applicable Seller shall thereafter promptly file said forms with the applicable Governmental Body transferring operatorship of such Assets to Purchaser.

Section 7.5.                                            Public Announcements.

(a)                                 Until the Closing, Purchaser shall neither make or issue, or cause or permit any agent or Affiliate to make or issue, any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that the foregoing shall not restrict disclosures by Purchaser which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.  At or after Closing, Purchaser shall be permitted to issue press releases or other public announcements concerning the existence of this Agreement, the contents hereof and the transactions contemplated hereby; provided, however, that the content of any such press release or public announcement shall be subject to the prior review and reasonable approval of Sellers (which shall not be unreasonably denied); and provided further, however, that the foregoing shall not restrict disclosures by Purchaser which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

(b)           No Seller shall issue press releases or other public announcements concerning the existence of this Agreement, the contents hereof and the transactions contemplated hereby until the content of any such press release or public announcement has been subject to the prior review and reasonable approval of Purchaser (which shall not be unreasonably denied); provided, however, that the foregoing shall not restrict disclosures by any Seller which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6.               Operation of Business.

(a)           Except as set forth on Schedule 7.6, from and after the date of this Agreement until the Closing, Sellers: (i) will operate and maintain the Seller Operated Assets and the business thereof as a reasonably prudent operator, consistent with past practices and in accordance with applicable Contracts and applicable Laws, (ii) shall use their commercially reasonable efforts to cause the applicable un-Affiliated third party to operate and maintain any Assets not operated by a Seller (or an Affiliate of a Seller) as a reasonably prudent operator, consistent with past practices and in accordance with applicable Contracts and applicable Laws, (iii) shall maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of the applicable Seller, (iv) shall notify Purchaser of any authorizations for expenditure relating to the Assets that are received by any Seller or an Affiliate of any Seller, and keep Purchaser reasonably informed of ongoing operations and capital projects with respect to the Assets, (v) shall not propose or commit to any single operation, or series of related operations, reasonably anticipated to require capital expenditures by Purchaser as owner of the Assets in excess of $100,000, or make any capital expenditures with respect to any operation, or series of related operations, in respect of the Assets in excess of $100,000 (net to Sellers’ or its Affiliates’ interest), (vi) shall not terminate (other than by failing to renew an existing term), amend or waive any material right under any Contract or Lease, extend the terms of any Contracts or enter into any contracts or agreements that if entered into prior to the date of this Agreement would be required to be listed in a Schedule attached to this Agreement, (vii) shall maintain insurance coverage on the Assets presently furnished by un-Affiliated third parties in the amounts and of the types presently in force as of the date of this Agreement, (viii) shall use commercially reasonable efforts to maintain in full force and effect all Leases and all Surface Rights, (ix) shall maintain all material Governmental Authorizations applicable to the Assets, (x) will not abandon, transfer, farmout, sell, hypothecate, mortgage, pledge, encumber, grant overriding royalties or other interests in, or otherwise dispose of any of the Assets, except for (A) sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices and/or (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained, (xi) will not enter into any settlement, compromise or other agreement with respect to Taxes with any Governmental Body, or make or change any election with respect to Taxes, relating to the Assets, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes relating to the Assets, (xii) shall not (A) settle or compromise any claim relating to the Assets for which the Purchaser would have liability or (B) settle or compromise any claim relating to the Assets against a third party that would compromise or waive any claim in excess of $100,000, and (xiii)  will not commit to do any of the items described in Section 7.6(a)(v), Section 7.6(a)(vi), Section 7.6(a)(x), Section 7.6(a)(xi) and Section 7.6(a)(xii) above. In the event of an emergency, Sellers may take such action as a prudent operator would take without the prior written consent of Purchaser; provided, however, that Sellers shall notify Purchaser of such action promptly thereafter.

(b)           Purchaser acknowledges that Sellers may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not a Seller or an Affiliate of a Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as each Seller (and any Affiliate of Sellers) has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7.               Preference Rights and Transfer Requirements.

(a)           The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Within 10 Business Days following the execution of this Agreement, Sellers shall initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 5.13 with respect to the transactions contemplated by this Agreement. Sellers shall use commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, Sellers shall not be obligated to pay any consideration to (or incur any out of pocket cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith; and provided further that, except as provided in Section 7.7(c), any Transfer Requirement that states that consent thereto cannot unreasonably be withheld (or words to similar effect), and as to which the lessor, or other holder of such Transfer Requirement, has not objected to the transfer or affirmatively stated that consent thereto will not be forthcoming, shall be deemed waived and otherwise satisfied fifteen (15) days after Sellers make written request to said lessor, or other holder of such Transfer Requirement, for consent to transfer the affected Asset(s) to Purchaser.

(b)           If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Sellers receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)           If

(i)            a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)           an Asset is subject to a Transfer Requirement that (A) provides that the transfer of such Asset without compliance with such Transfer Requirement will, or that pursuant to applicable Law will, result in termination or other material impairment of any rights in relation to such Asset or the value thereof, (B) that is held by a Governmental Body, (C) provides that any assignment of the Asset affected thereby is, or that pursuant to applicable Law is, void or voidable or (D) is expressly denied by the holder thereof, and (in each case) such Transfer Requirement is not waived by the holder thereof or obtained prior to the Closing Date; or

(iii)          the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired;

then, unless otherwise agreed by Sellers and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser (subject to the satisfaction of the conditions in Section 8.2 with respect to such Retained Asset) at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) Business Days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Sellers obtain a waiver of or notice of election not to exercise from the applicable third parties, or otherwise satisfy, all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section 7.7(c) (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Purchaser shall pay Sellers a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor with respect to such Retained Asset); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained or waived by the holder thereof as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset, unless Sellers and Purchaser agree to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset(s).

(d)           Purchaser acknowledges that Sellers desire to sell all of the Assets to Purchaser and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Sellers do not desire to sell any Property affected by a Preference Right to Purchaser unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement (other than the Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement). In furtherance of the foregoing, Sellers’ obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by any delayed Closing Date pursuant to Section 7.7(c)).

Section 7.8.               Tax Matters.

(a)           Subject to the provisions of Section 12.3, Sellers shall be responsible for all Taxes related to the Assets (including ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed and apportioned as set forth in Section 1.4) attributable to any period of time prior to the Effective Time, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time on and after the Effective Time. Notwithstanding the foregoing, Sellers shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). Sellers shall also handle payment to the appropriate Governmental Body of all Texas ad valorem and property Taxes based on units of Hydrocarbons produced prior to the Closing Date and for which payment is due after the Closing Date. If requested by Purchaser, Sellers will assist Purchaser with preparation of all ad valorem and property Tax Returns for periods ending on or before the Closing Date (including any extensions requested), but which are required to be paid after the Closing Date. Sellers shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns to be filed by Sellers relating to the Assets and any supporting documentation to be provided by Sellers to Governmental Bodies for Purchaser’s approval, which shall not be unreasonably withheld, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes. Purchaser shall file all Tax Returns covering Taxes treated as Property Costs that are required to be filed after the Closing Date unless covered above. With respect to such Tax Returns covering a taxable period which includes the Effective Time, Purchaser shall provide a copy of such Tax Return to Sellers within thirty (30) days prior to filing for Sellers’ approval, which shall not be unreasonably withheld.  If any Taxes allocated to Sellers pursuant to this Section 7.8 or Section 1.4 are actually paid by Purchaser, then, after the Closing Date and upon written request by Purchaser, Sellers shall, within fifteen (15) Business Days of such request, make a payment to Purchaser of the amount of any such Taxes paid by Purchaser but allocated to Sellers.  If any Taxes allocated to Purchaser pursuant to this Section 7.8 or Section 1.4 are actually paid by Sellers and not already accounted for in an adjustment to the Purchase Price pursuant to Section 2.2(d), then, after the Closing Date and upon written request by Sellers,

Purchaser shall, within fifteen (15) Business Days of such request, make a payment to Sellers of the amount of any such Taxes paid by Sellers but allocated to Purchaser.

(b)           Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and each Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each party shall allow the other party the option of taking possession of such books and records prior to their disposal. Purchaser and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.  Sellers shall promptly notify Purchaser in writing upon receipt by any Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a lien on the Assets.  Each of Purchaser and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(c)           Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with accommodating a 1031 exchange (as provided for under Section 1031 of the Code). Purchaser and each Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Code. If Purchaser so elects, Purchaser may assign its rights under this Agreement to the 1031 Assets to the Qualified Intermediary and its right to receive the Conveyance to an Affiliate. Seller hereby (i) consents to Purchaser’s assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to transfer all or a portion of the Assets into the qualified trust account or into Purchaser’s Affiliate at Closing as directed in writing by Purchaser. Purchaser and each Seller acknowledge and agree that a whole or partial assignment of this Agreement to a Qualified Intermediary shall not release the other party from any of its respective promises, liabilities and obligations to the other party or expand any promises, liabilities or obligations of such party under this Agreement. Neither party represents to the other that any particular tax treatment will be given to either party as a result of the Like-Kind Exchange. Neither party shall be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other party’s

Like-Kind Exchange, and each party shall hold harmless and indemnify the other party from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.  The Closing Date shall not be delayed or affected by reason of the Like-Kind Exchange.

(d)           Any payments made to any party pursuant to Article 11 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Purchaser and Sellers on their Tax Returns to the extent permitted by Law.

Section 7.9.               Further Assurances.

After the Closing, Sellers and Purchaser shall, and shall cause their Affiliates, as applicable to, execute, acknowledge and deliver from time to time all such further conveyances, transfer orders, division orders, notices and such other instruments, and shall take such further actions as any party hereto may reasonably request and as may be necessary or appropriate to accomplish the transactions described in this Agreement (including that all of the Assets intended to be conveyed under the terms of this Agreement are so conveyed, including such Assets that are improperly described herein or inadvertently omitted from this Agreement and/or the Conveyance and/or the Exhibits attached to each of the foregoing and to perfect Purchaser’s title thereto.

Section 7.10.            Notice of Claims.

Sellers shall promptly notify Purchaser as soon as reasonably practicable (but in any event within five Business Days) of any written notice received or given by any Seller or Affiliate of any Seller with respect to (a) any alleged material breach of any Lease or Contract, (b) any action to alter, terminate, rescind or procure a judicial reformation of any Lease or Contract or (c) any new claim for damages or any new investigation, suit, action or litigation with respect to the Assets.

Section 7.11.            Enforcement of Third Party Warranties, Guarantees and Indemnities.

Sellers agree that as of the Closing Date, to the extent relating to the Assumed Seller Obligations and at Purchaser’s request, Sellers shall use their commercially reasonable efforts to enforce, for the benefit of Purchaser and at Purchaser’s cost and expense, all of Sellers’ (or their respective Affiliates’) rights against un-Affiliated third parties under any warranties, guarantees or indemnities given by such third parties with respect to the Assets.

ARTICLE 8.
CONDITIONS TO CLOSING

Section 8.1.               Conditions of Sellers to Closing.

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to Closing of each of the following conditions, each of which may be waived by Sellers:

(a)           Representations. Each of the representations and warranties of Purchaser contained in Article 6 shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(b)           Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to the Closing Date and shall be ready, willing and able to perform, in all material respects, all covenants and agreements to be performed by Purchaser under this Agreement on the Closing Date;

(c)           Proceedings. No Proceeding by an un-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit, or seeking substantial damages in connection with (excluding any damage that Purchaser expressly agrees to be responsible for), the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction, decree, award or judgment shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction to restrain, enjoin, or prohibit, or awarding substantial damages (excluding any damage that Purchaser expressly agrees to be responsible for) in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby;

(d)           Deliveries. Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Sellers duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3;

(e)           HSR Act. Except to the extent set forth in Section 7.2(b), and to the extent this transaction is subject to the HSR Act, any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(f)            Price Adjustment Limitations.  The aggregate maximum downward adjustment (if any) of the Purchase Price which will result from adjustments pursuant to Section 3.4 (Notice of Title Defect Adjustments), Section 3.5 (Casualty or Condemnation Loss) and Section 4.3 (Environmental Defects) does not exceed twenty percent (20%) of the Purchase Price.

Section 8.2.               Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:

(a)           Representations. Each of the representations and warranties of Sellers contained in Article 5 shall be true and correct in all material respects (other than those representations and warranties of Sellers that are qualified by materiality, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Sellers that are qualified by materiality, which shall be true and correct in all respects) as of such specified date; and (ii) to the extent the failure of such representations or warranties to be true and correct (without regard to any materiality qualifiers, including a Material Adverse Effect) would not, individually or in the aggregate, result in a Material Adverse Effect;

(b)           Performance.  Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Sellers under this Agreement prior to the Closing Date and shall be ready, willing and able to perform, in all material respects, all covenants and agreements to be performed by Sellers under this Agreement on the Closing Date;

(c)           Proceedings. No Proceeding by an un-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit, or seeking substantial damages in connection with (excluding any damages that Sellers expressly agree to be responsible for), the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction, decree, award or judgment shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction to restrain, enjoin, or prohibit, or awarding substantial damages (excluding any damages that Sellers expressly agree to be responsible for) in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby;

(d)           Deliveries. Sellers shall have delivered or cause to be delivered (or be ready, willing and able to immediately deliver or cause to be delivered) to Purchaser duly executed counterparts of the Conveyances and all other documents and certificates to be delivered or caused to be delivered by Sellers under Section 9.2;

(e)           HSR Act. Except to the extent set forth in Section 7.2(b), and to the extent this transaction is subject to the HSR Act, any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(f)            Price Adjustment Limitations.  The aggregate maximum downward adjustment (if any) of the Purchase Price which will result from adjustments pursuant to Section 3.4 (Notice of Title Defect Adjustments), Section 3.5 (Casualty or Condemnation Loss) and Section 4.3 (Environmental Defects) does not exceed twenty percent (20%) of the Purchase Price.

ARTICLE 9.

CLOSING

Section 9.1.               Time and Place of Closing.

(a)           Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), and subject to the provisions of Sections 3.4 and 7.7 relating to delayed Closings, the Closing, shall take place at 10:00 a.m., local time, on April 18, 2014 (such date the “Scheduled Closing Date”), at the offices of Halcón Resources Corporation, 1000 Louisiana, Suite 6700, Houston, Texas, unless the date for Closing is extended pursuant to Section 3.4(k) and/or Section 4.3(b), in which case the Closing shall take place on such extended date or such other date, time or place is mutually agreed to in writing by Purchaser and Sellers.  If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 9.1(a), then the Closing shall occur on a date that is the third Business Day after the satisfaction or waiver of all such conditions.  For purposes of clarity with respect to the Material Adverse Effect qualification set forth in the closing condition in Section 8.2(a), the Closing and completion of the transactions contemplated by this Agreement shall not prohibit or preclude Purchaser from asserting any claims against Sellers for breach of the representations or warranties of Sellers contained in Article 5 that Purchaser would otherwise be entitled to assert in accordance with the terms of this Agreement.

(b)           The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 9.2.               Obligations of Sellers at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a)           the Conveyances, in sufficient number of counterpart originals to allow recording in all appropriate jurisdictions and offices, duly executed and acknowledged by each Seller;

(b)           assignments, on appropriate forms and in sufficient number of counterpart originals to allow filing in the applicable state and federal offices, of any state and federal leases comprising part of the Assets, duly executed and (if applicable) acknowledged by each Seller;

(c)           transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets from and after the Effective Time, in each case duly executed by the applicable Seller and prepared in accordance with Section 7.4(a);

(d)           a certificate duly executed by an authorized corporate officer of each Seller, dated as of Closing, certifying on behalf of Sellers that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(e)           evidence that all lien releases from the Sellers’ current lenders have been obtained relating to all mortgages, deeds of trust, fixture filings and security agreements affecting the Assets, and that releases of any related financing statements have been obtained (where applicable, in accordance with the Uniform Commercial Code);

(f)            the change or transfer of operator forms referenced in Section 7.4(c) to be executed by each applicable Seller and which forms shall be filed by Purchaser pursuant to Section 7.4(c) after Closing;

(g)           a certificate that such Seller is not a foreign person within the meaning of the Code, as described in Treasury Regulation 1.1445-2(b)(2);

(h)           the Preliminary Settlement Statement, duly executed by each Seller;

(i)            a Transition Services Agreement in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”) duly executed by Sellers; and

(j)            duly executed counterparts of any other agreements, instruments or documents which are required by the other terms of this Agreement to be executed and/or delivered by Sellers at the Closing.

Section 9.3.               Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Sellers, or perform or caused to be performed, the following:

(a)           a wire transfer to each Seller (to the accounts designated in Schedule 9.4(d)) in an amount equal to such Seller’s Closing Payment, in immediately available funds;

(b)           the Conveyance, in sufficient number of counterpart originals to allow recording in all appropriate jurisdictions and offices, duly executed and acknowledged by Purchaser;

(c)           assignments, on appropriate forms and in sufficient number of counterpart originals to allow filing in the applicable state and federal offices, of any state and federal leases comprising portions of the Assets, duly executed and (if applicable) acknowledged by Purchaser;

(d)           a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e)           transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets from and after the Effective Time, in each case duly executed by Purchaser and prepared in accordance with Section 7.4(a);

(f)            the Preliminary Settlement Statement, duly executed by Purchaser;

(g)           The Transition Services Agreement, duly executed by Purchaser; and

(h)           duly executed counterparts of any other agreements, instruments or documents which are required by the other terms of this Agreement to be executed and/or delivered by Purchaser at the Closing.

Section 9.4.               Closing Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare in good faith and deliver to Purchaser, based upon the best information available to Sellers at such time, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) estimating each Seller’s share of the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 and any amounts to be escrowed pursuant to Section 3.4(k) and reflecting the calculation of the adjustments used to determine such amounts. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Purchaser will deliver to Sellers a written report containing all changes, with the explanation therefor, that Purchaser proposes to be made to the Preliminary Settlement Statement.  The Preliminary Settlement Statement, as agreed upon by Sellers and Purchaser, will be used to adjust the Adjusted Purchase Price and determine the dollar amount to be paid by Purchaser to each Seller at the Closing (each, the “Closing Payment”). If Sellers and Purchaser cannot agree on the Preliminary Settlement Statement prior to Closing, the Preliminary Settlement Statement as presented by Sellers (with such changes agreed to by the parties) will be used to adjust the Adjusted Purchase Price and determine each Closing Payment.

(b)           As soon as reasonably practicable after the Closing but not later than 120 days following the Closing Date, Sellers shall prepare and deliver to Purchaser a statement (the “Final Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price, and each Seller’s share thereof, and showing the calculation of each adjustment, based on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement, including any amount escrowed pursuant to Section 3.4(k) (the “Final Purchase Price”). Sellers shall, at Purchaser’s request, supply reasonable documentation in Sellers’ or their Affiliates’ possession available to support any credit, charge, receipt or other item for which adjustments are made. Sellers shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than the 30th day following receipt of Sellers’ statement hereunder, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such statement.

(c)           Sellers and Purchaser shall undertake to agree on the Final Settlement Statement, including the final statement of the Final Purchase Price, and each Seller’s share thereof, no later than one hundred eighty (180) days after the Closing Date (the “Final Settlement Date”). In the event that Sellers and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to a nationally-recognized independent accounting firm as may be mutually selected by Purchaser and Sellers (and absent such mutual selection, as appointed by the Houston office of the American Arbitration Association), for review and final determination (the “Agreed Accounting Firm”).  Each of Purchaser, on the one hand, and Sellers, on the other hand, shall summarize its position with regard to the remaining matters in dispute in a written document of twenty-five (25) pages or less and submit such summaries to the Agreed Accounting Firm, together with any other documentation such party may desire to submit. Within fifteen (15) Business Days after receiving the parties’ respective submissions, the Agreed Accounting Firm shall render in writing a decision choosing Sellers’ position or Purchaser’s position, whichever is most accurate based on the terms of this Agreement and the materials described above. The Agreed Accounting Firm may not award damages or penalties to any party.  Any decision rendered by the Agreed Accounting Firm pursuant hereto shall be final, conclusive and binding on Sellers and Purchaser and will be enforceable against any of the parties hereto in any court of competent jurisdiction. The fees of the Agreed Accounting Firm shall be borne and paid one-half by Sellers and one-half by Purchaser.  Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Within ten (10) Business Days after the date on which Sellers and Purchaser or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, subject to Section 3.4(k) with respect to any amounts escrowed pursuant thereto (x) Purchaser shall pay to Sellers each Seller’s share of the amount by which the Final Purchase Price exceeds the Closing Payment or (y) each Seller shall pay to Purchaser the amount by which such Seller’s share of the Closing Payment exceeds such Seller’s share of the Final Purchase Price, as applicable.

(d)           All payments made or to be made hereunder to a Seller shall be by electronic transfer of immediately available funds to the account of such Seller as set forth on Schedule 9.4(d), for the credit of Sellers or to such other bank and account as may be specified by such Seller to Purchaser in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Sellers.

ARTICLE 10.

TERMINATION

Section 10.1.            Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by mutual written consent of Sellers and Purchaser;

(b)           by Sellers or by Purchaser, by written notice to the other, if:

(i)            the Closing shall not have occurred on or before May 18, 2014; provided that if any title or environmental matters are submitted to a Title Expert and/or Independent Expert in accordance with Section 3.4(k) or Section 4.3(b), as applicable, such date will be extended to be the date that is the 15th Business Day following  the decision of the Title Expert and/or Independent Expert pursuant to such Section or Sections, as applicable (such date, as may be so extended, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (A) to any Seller, if any breach of this Agreement by a Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)           there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable;

(c)           by Sellers, if Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and such failure has not been cured within twenty (20) days after written notice thereof from Seller to Purchaser; provided that, any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date;

(d)           by Purchaser, if a Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, such failure, if curable, has not been cured within ten (10) days after written notice thereof from Purchaser to such Seller; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date;

(e)           by Sellers, if the condition set forth in Section 8.1(f) has not been satisfied or waived in writing by Sellers; or

(f)            by Purchaser, if the condition set forth in Section 8.2(f) has not been satisfied or waived in writing by Purchaser.

Section 10.2.            Remedies.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect and the parties shall have no liability or obligation hereunder (except for the provisions of Section 2.4, Section 4.4, Section 5.6, Section 6.5, Section 7.5, Section 11.9 and Section 11.10 of this Agreement and this Article 10, the Section entitled “Definitions,” and Article 12 (other than Section 12.3, Section 12.4, Section 12.5, Section 12.6 and Section 12.20), all of which shall continue in full force and effect).  Notwithstanding the foregoing but subject to the remainder of this Section 10.2, nothing contained in this Section 10.2 shall relieve any party from liability for Losses resulting from its breach of this Agreement.  If Sellers terminate this Agreement (a) because the Closing has not occurred on or before the Termination Date and Purchaser’s breach of this Agreement has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Termination Date; or (b) as the result of any failure of Purchaser to fulfill in any material respect any of Purchaser’s obligations hereunder and such failure is not cured as provided in Section 10.1(c), then Sellers shall be entitled to receive the Deposit from Escrow Agent as liquidated damages and Sellers’ sole and exclusive remedy on account of the termination of this Agreement and any such breaches. If Purchaser terminates this Agreement or is entitled to terminate this Agreement (i) because the Closing has not occurred on or before the Termination Date and a Seller’s breach of this Agreement has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Termination Date; or (ii) as the result of any failure of any Seller to fulfill in any material respect any of such Seller’s obligations hereunder and such failure is not cured as provided in Section 10.1(d), then Purchaser shall be entitled to (A) seek specific performance of the terms of this Agreement (in which case, this Agreement shall not terminate) or (B) the Deposit (and the Deposit shall be released back to Purchaser by wire transfer in immediately available funds, pursuant to written instructions to be delivered to Escrow Agent by Purchaser to Sellers) and damages from Sellers for the Losses suffered by Purchaser on the account of a breach of this Agreement by any Seller.

ARTICLE 11.

POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS;

DISCLAIMERS AND WAIVERS

Section 11.1.            Receipts.

Except as otherwise provided in this Agreement, Any Hydrocarbons produced from or allocable to the Oil and Gas Properties (and all products and proceeds attributable thereto) and any other income, proceeds, revenues, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a)  (i) all Hydrocarbons produced from or allocable to the Oil and Gas Properties (and all products and proceeds attributable thereto) and all other revenues, income, proceeds, receipts and credits earned with respect to the Oil and Gas Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser; (ii) all fees, rentals proceeds, payments, revenues, receipts, income, and credits earned with respect to the Midstream Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser; and (iii) to the extent received by Sellers, Sellers shall fully disclose, account for and remit the same promptly to the relevant Purchaser; and (b)  (i) all Hydrocarbons produced from or allocable to the Oil and Gas Properties (and all products and proceeds attributable thereto) and all other income, proceeds, revenues, receipts and credits earned with respect to the Oil and Gas Assets to which the Oil and Gas Sellers are entitled under Section 1.4 shall be the sole property and entitlement of the Oil and Gas Sellers; (ii) all fees, rentals proceeds, payments, revenues, receipts, income, and credits earned with respect to the Midstream Assets to which HFS is entitled under Section 1.4 shall be the sole property and entitlement of HFS; and (iii) to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to the relevant Seller(s).

Section 11.2.            Expenses.

Any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Sellers are responsible under Section 1.4 shall be the sole obligation of Sellers and Sellers shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which

Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Sellers, promptly reimburse Sellers for and hold Sellers harmless from and against same. Sellers are entitled to resolve all joint interest audits and other audits of Property Costs (including payment of any third party audit fees and expenses) covering periods for which Sellers are wholly responsible and Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs (including payment of any third party audit fees and expenses) covering periods for which Purchaser is in whole or in part responsible; provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Sellers are liable without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Purchaser shall provide Sellers with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Sellers are partially or wholly responsible, and Sellers shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by a Seller and relating to periods for which Purchaser is partially or wholly responsible.

Section 11.3.            Assumed Seller Obligations.

Subject to the indemnification by Sellers under Section 11.5 and Purchaser’s rights under (a) any title indemnity agreement entered into by the parties pursuant to this Agreement and (b) the special warranty of title contained in the Conveyances, from and after the Closing Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) (i) all of the following obligations and liabilities of each Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time up to the Closing Date: (A) the obligation to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (B) the obligation to pay the holders of working interests, royalties, overriding royalties and other interests the Suspended Funds to which they are entitled (it being agreed that, notwithstanding anything in this Agreement to the contrary, subject to the provisions of Section 12.20 below, Purchaser shall be solely responsible for the distribution of all Suspended Funds transferred or credited to Purchaser pursuant hereto, and that Purchaser’s obligations relating thereto shall be limited to the Suspended Funds actually delivered by Sellers to Purchaser), (C) the obligation to properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (D) the obligation to replug any well, wellbore, or previously plugged well on the Properties to the extent required by any Governmental Body, (E) the obligation to dismantle, salvage and remove any equipment, structures, materials, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (F) the obligation to clean up, restore, remediate or otherwise respond to Hazardous Materials on, at or migrating from the premises covered by or included in the Assets in accordance with applicable Contracts and Laws, to comply with Laws concerning Hazardous Materials and Environmental Liabilities related to the Assets, and to discharge all other Environmental Liabilities, and (G) the obligation to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related joint operating agreements, or as required by applicable Laws; and (ii) the obligation to perform all obligations applicable to or imposed on Sellers under the Contracts (excluding any joint operating agreements), insofar as and only insofar as the same arise and are solely and directly attributable to the periods from and after the Effective Time.  All of such duties, obligations, responsibilities, and liabilities to be assumed by Purchaser with respect to the Oil and Gas Assets and Midstream Assets shall be referred to herein as the “Assumed Oil and Gas Obligations” and the “Assumed Midstream Obligations,” respectively (collectively, the “Assumed Seller Obligations”).  Notwithstanding the terms of Section 11.3 to the contrary, the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume, any obligations or liabilities to the extent that they are (such excluded obligations and liabilities, the “Excluded Seller Obligations”):

(A)          attributable to, or arise out of, the ownership, use or operation of the Excluded Assets;

(B)          the continuing responsibility of Sellers under Section 11.1 or Section 11.2;

(C)          Property Costs for which any Seller is responsible pursuant to Section 1.4(b); and

(D)          attributable to, or arise out of, the Retained Liabilities.

Section 11.4.            Survival and Limitations; Exclusive Remedy.

(a)           The representations and warranties contained in Article 5 and Article 6 (other than the Fundamental Representations and the Tax Representations) shall terminate six (6) months after Closing (the “Survival Date”).  The representations and warranties contained in Section 5.2, Section 5.3, Section 5.4, Section 5.6, Section 6.1, Section 6.2, Section 6.3, and Section 6.5 (collectively, the “Fundamental Representations”) shall survive the Closing without time limit, and the representations and warranties of Sellers contained in Section 5.8 and Section 5.20 shall survive the Closing until the expiration of the applicable statute of limitations period plus 30 days (collectively, the “Tax Representations”). Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement; provided that, subject to Section 11.4(b), there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation or warranty prior to its expiration date. The covenants and other agreements of each Seller and Purchaser set forth in this Agreement, to the extent that, by their terms, they are to be performed prior to or on the Closing Date, shall survive the Closing Date and delivery and recordation of the Conveyance hereunder until the Survival Date; provided however, that covenants and agreements of each Seller and Purchaser set forth in Section 7.8 shall survive until the expiration of the applicable statute of limitations period plus thirty (30) days.  The covenants and agreements of each Seller and Purchaser set forth in this Agreement, to the extent that, by their terms, they are to be performed in whole or in part after the Closing, shall survive until the date that is six (6) months after such covenants and agreements are fully performed pursuant to the terms of this Agreement; provided however, that covenants and agreements of each Seller and Purchaser set forth in Section 7.8 shall survive until the expiration of the applicable statute of limitations period plus thirty (30) days. Upon the termination of a covenant or agreement in accordance with the foregoing, such covenant or agreement shall have no further force or effect for any purpose under this Agreement; provided that, subject to Section 11.4(b), there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a covenant or agreement prior to its expiration date.  The indemnities in Section 11.5(a), Section 11.5(b), Section 11.6(a) and Section 11.6(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification.  Notwithstanding anything in this Agreement to the contrary, (i) Sellers’ indemnity set forth in Section 11.5(c) shall survive the Closing without time limit and (ii) Purchaser’s indemnities set forth in Section 11.6(c) and Section 11.6(d) shall survive the Closing without time limit.  Subject to Section 11.4(b), there shall be no termination of a bona fide claim asserted pursuant to the indemnities prior to the date of termination for such indemnity.

(b)           No party hereto shall have any indemnification obligation pursuant to this Article 11 or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or before the expiration of the applicable survival period set forth in Section 11.4(a). If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.4(a), then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

(c)           No party shall have any liability for any indemnification under Section 11.5(a) and/or Section 11.6(a) of this Agreement, as applicable (except for breaches of Fundamental Representations and Tax Representations), until and unless (i) the amount of the Loss for any individual claim or series of claims arising out of the same or similar set of facts, for which a Claim Notice is delivered by Purchaser or Sellers, as applicable, and for which the Indemnifying Party is liable, exceeds $15,000 (“Individual Indemnity Threshold”), and (ii) the aggregate amount of the Losses for all claims for which Claim Notices are delivered by Purchaser or Seller, as applicable, and for which the Indemnifying Party is liable under this Agreement after application of the provisions of clause (i) above, exceeds one-half of one percent (0.5%) of the Purchase Price, and then only to the extent such damages exceed one-half of one percent (0.5%) of the Purchase Price (the “Aggregate Indemnity Deductible”); provided that (A) Sellers’ indemnities in Section 11.5(a) (with respect to the Fundamental Representations and Tax Representations only), Section 11.5(b) and Section 11.5(c) and (B) Purchaser’s indemnities in Section 11.6(a) (with respect to the Fundamental Representations only), Section 11.6(b), Section 11.6(c) and Section 11.6(d) shall not be limited by this Section 11.4(c).  For the avoidance of doubt, claims for which Claim Notices are delivered by Purchaser or Sellers, as applicable, which do not meet the Individual Indemnity Threshold shall not be included in reaching the Aggregate Indemnity Deductible.  For purposes of determining whether there has been a breach of any of Sellers’ representations and warranties for which Purchaser is entitled to indemnification under Section 11.5(a) and the Losses resulting from any such breach, any dollar or materiality qualifiers in Sellers’ representations and warranties shall be disregarded.

(d)           Except as expressly provided elsewhere in this Agreement, Sellers shall not be required to indemnify Purchaser pursuant to Section 11.5(a) (except with respect to breaches of Fundamental Representations and Tax Representations) for aggregate Losses in excess of twenty percent (20%) of the Purchase Price.  Except as expressly provided elsewhere in this Agreement, Sellers shall not be required to indemnify Purchaser pursuant to Section 11.5(a) for aggregate Losses attributable to breaches of Fundamental Representations in excess of one hundred percent (100%) of the Purchase Price.

(e)           Absent fraud, the sole and exclusive remedy of the parties with respect to the Assets and the transactions contemplated hereby shall be pursuant to the express provisions of this Agreement (including pursuant to this Section 11.4(e)) and any agreement delivered between the parties at Closing (including any title indemnity agreement entered into by the parties pursuant to this Agreement and the Conveyances).  Without limitation of the foregoing, absent fraud and except with respect to (i) Purchaser’s rights with respect to the special warranty of title contained in the Conveyances and (ii) any claims or Losses attributable to any breach by Purchaser or Sellers (as applicable) of any of the provisions of Section 1.5, Section 3.7(b), Section 7.5, Section 7.7, Section 7.8, Section 7.9, Section 7.11, Section 9.4, Section 11.1 and Section 11.2 (each, a “Specified Covenant”), if the Closing occurs, the sole and exclusive remedy of the parties for any and all (A) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing, (B) other claims pursuant to or in connection with this Agreement and (C) other claims relating to the Assets and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Agreement and any other agreement delivered between the parties at Closing and, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law.  In the event of any breach by a party of any of the provisions of any Specified Covenant, the non-breaching party(ies), in addition to any rights of indemnification set forth herein or in any agreement delivered between the parties at Closing, shall have all rights at Law or in equity with respect to or on account of such breach, including the right to seek specific performance and injunctive relief (without the necessity of posting any bond in connection therewith).

Section 11.5.            Indemnification by Each Seller.

Subject to the terms, conditions, and limitations of this Article 11, from and after the Closing, Sellers are responsible for, shall pay on a current basis and hereby jointly and severally indemnify, defend and hold harmless Purchaser and its Affiliates, and its and their respective directors, officers, employees, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and the successors and permitted assigns of each of the foregoing (collectively, the “Purchaser Indemnified Persons”), from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person, directly or indirectly, to the extent resulting from, arising out of or relating to:

(a)           any breach of any representation or warranty of a Seller contained in this Agreement or in any certificate furnished by or on behalf of a Seller in connection with this Agreement;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of a Seller contained in this Agreement or in any certificate furnished by or on behalf of a Seller in connection with this Agreement; and

(c)           the Excluded Seller Obligations, REGARDLESS OF FAULT.

Notwithstanding anything to the contrary contained herein, the indemnity obligations of Sellers in Section 11.5(b) and Section 11.5(c) shall not be subject to the deductibles, cap and other monetary limitations in Section 11.4.  Notwithstanding anything to contrary contained herein, the indemnity obligations of Sellers set forth in Section 11.5(c) shall survive Closing without time limit.

Section 11.6.            Indemnification by Purchaser.

From and after the Closing, subject to the terms and conditions of this Article 11, Purchaser shall indemnify, defend and hold harmless each Seller, its Affiliates and its and their directors, officers, employees, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and the successors and permitted assigns of each of the foregoing (collectively, the “Seller Indemnified Persons”), from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a)           any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate furnished by or on behalf of Purchaser to Sellers in connection with this Agreement;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement or any certificate furnished by or on behalf of Purchaser to Sellers in connection with this Agreement;

(c)           the Assumed Seller Obligations, REGARDLESS OF FAULT; and

(d)           the indemnity obligations set forth in Section 4.4;

but excepting, in each case, Losses with respect to which Sellers are required to indemnify Purchaser and the Purchaser Indemnified Persons pursuant to Section 11.5 or otherwise pursuant to this Agreement or any document or agreement executed in connection herewith.

The indemnity obligations in Section 11.6(b), (c) and (d) shall not be subject to the deductibles and other monetary limitations in Section 11.4.

Section 11.7.            Indemnification Proceedings.

(a)           In the event that any claim or demand for which Sellers or Purchaser (in each case, as applicable, an “Indemnifying Party”) may be liable to a Purchaser Indemnified Person under Section 11.5 or to a Seller Indemnified Person under Section 11.6 (as applicable, an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by an un-Affiliated third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness after the Indemnified Party has Actual Knowledge of the Third Party Claim notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice and a copy of all papers (if any) served with respect to such Third Party Claim, provided that, except as otherwise expressly provided in this Article 11 (including Section 11.4(b)), the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11, except to the extent that the Indemnifying Party demonstrates (to the reasonable satisfaction of the Indemnified Party) that (i) it had insufficient time available to permit such Indemnifying Party to effectively defend against the Third Party Claim or (ii) its defense of such Third Party Claim is otherwise materially prejudiced by such failure or delay. In the case of a claim for indemnification based on a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.7, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.

(b)           Subject to Section 11.7(d), the Indemnifying Party shall have the right to assume the defense of such Third Party Claim (at its sole cost and expense) only if and for so long as the Indemnifying Party (i)  notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party agrees to cooperate in contesting any such Third Party Claim to the extent such cooperation is so requested by the Indemnifying Party, and, further, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party it being understood and agreed, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim.

(c)           If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period, otherwise is not entitled to assume such defense or fails to diligently prosecute or settle the Third Party Claim), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           Notwithstanding the foregoing, (except with respect to the matters on Schedule 5.7(a) for which Sellers have indemnified Purchaser) the Indemnifying Party shall not be entitled to control the defense of (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over the defense, settlement, compromise, admission or acknowledgment of any Third Party Claim if (i) the Indemnified Person has been advised by counsel that an actual conflict of interest exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim, (ii) the Third Party Claim, individually or in the aggregate with any other claim, involves potential Losses that exceed the amount of the indemnification available under this Agreement, (iii) the Third Party Claim seeks injunctive relief or is part of a criminal proceeding or (iv) the Third Party Claim would reasonably be expected to have a material adverse effect on the Indemnified Person’s business or relates to its customers, suppliers, vendors or other service providers; provided, however, in the event that the Indemnifying Party is not entitled to assume exclusive control of the defense, then the Indemnifying Party shall not be bound by any determination resulting from any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(e)           Subject to Section 11.4(b), in any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained actual knowledge of the Loss giving rise to indemnification hereunder. Except as otherwise expressly provided in this Article 11 (including Section 11.4(b)), the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.  In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its obligation to indemnify for and bear all expenses associated with such Losses or (iii) dispute the claim for such Losses.  If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the subject Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

Section 11.8.            Release.

EXCEPT WITH RESPECT TO (A) POST-CLOSING REMEDIATION AGREED TO PURSUANT TO SECTION 4.3 AND (B) PURCHASER’S REMEDIES UNDER SECTION 11.5, PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL

CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING TO OR ARISING OUT OF (1) THE VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO THE ASSETS, (II) ANY ENVIRONMENTAL LIABILITIES WITH RESPECT TO THE ASSETS, (III) ANY ENVIRONMENTAL DEFECTS, (IV) THE RELEASE OF MATERIALS INTO THE ENVIRONMENT WITH RESPECT TO THE ASSETS OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.9.            Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE OF EACH SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d), OR IN THE CONVEYANCES, (I) SELLERS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF EACH SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d), OR IN THE CONVEYANCEs, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS OR ANY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (IX) REDHIBITORY, PATENT OR LATENT DEFECTS, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)           OTHER THAN AS SET FORTH IN SECTION 5.9, SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.10.          [Intentionally Omitted].

Section 11.11.          Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyances in the appropriate counties where the Oil and Gas Properties and the Surface Rights are located and provide each Seller with copies of all recorded or approved instruments. The Conveyances in the form attached as Exhibit B-1 and Exhibit B-2 are intended to convey all of the Oil and Gas Properties and Surface Rights being conveyed pursuant to this Agreement. Certain Oil and Gas Properties and Surface Rights or specific portions of the Oil and Gas Properties and Surface Rights that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyances and also are described and covered under separate assignments made by Sellers to Purchaser on officially approved forms, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyances attached as Exhibit B-1 and Exhibit B-2.  Further, such assignments shall be deemed to contain all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyances as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 12.
MISCELLANEOUS

Section 12.1.            Counterparts.

This Agreement may be executed and delivered (including by facsimile or email transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2.            Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by overnight courier service, by electronic mail, or by registered or certified mail, postage prepaid, as follows:

If to Sellers or Seller Representative:

Halcón Resources Corporation

1000 Louisiana, Suite 6700

Houston, Texas 77002

Attention: Steve Herod

Phone: 832-538-0506

Email: sherod@halconresources.com

and

Halcón Resources Corporation

1000 Louisiana, Suite 6700

Houston, Texas 77002

Attention: David Elkouri

Phone: 832-538-0514

Email: delkouri@halconresources.com

If to Purchaser:

New Gulf Resources, LLC

Spirit Bank Event Center, 2nd Floor

Tulsa, Oklahoma 74133

10441 S. Regal Blvd., Ste. 210

Attention: Tracy A. Poole

Phone: 918-728-3020

Email: tpoole@newgulfresources.com

and

New Gulf Resources, LLC

Spirit Bank Event Center, 2nd Floor

Tulsa, Oklahoma 74133

10441 S. Regal Blvd., Ste. 210 Attention: Tyler P. Evans Phone: 918-728-3020 Email: tevans@newgulfresources.com

With a copy to (which shall not constitute notice to Purchaser):	Conner & Winters, LLP 4000 One Williams Center Tulsa, Oklahoma 74172-0148 Attention: R. Kevin Redwine Phone: (918) 586-8540 Email: kredwine@cwlaw.com

Each party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3.            Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement. Purchaser will determine the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Tax to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Sellers such certificate or evidence.

Section 12.4.            Expenses.

Except as otherwise expressly provided in Section 12.3 or elsewhere in this Agreement, (a) all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and (b) all such expenses incurred by Purchaser and all other fees and expenses relating to the registration of title to the Assets after Closing shall be borne solely and entirely by Purchaser.

Section 12.5.            Change of Name.

As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Purchaser shall eliminate the names “Halcón”, “HK”, “HRC”, “HFS” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.

Section 12.6.            Replacement of Bonds, Letters of Credit and Guarantees.

The parties understand that none of the Bonds, if any, posted by Sellers or any of their Affiliates with Governmental Bodies and relating to the Assets may be transferable to Purchaser.  Except as provided in Section 7.4(c), prior to Closing, Purchaser shall have obtained, or caused to be obtained in the name of Purchaser, replacements for such Bonds, to the extent such replacements are necessary to permit the cancellation of such Bonds posted by Sellers or any of their Affiliates or to consummate the transactions contemplated by this Agreement.

Section 12.7.            Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER (EXCEPT FOR DISPUTES REQUIRED TO BE DETERMINED UNDER SECTION 3.4(k), SECTIONS 4.3(b) AND (c) AND SECTION 9.4) SHALL BE PROPER ONLY IN HARRIS COUNTY, TEXAS.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 12.8.            Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9.            Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10.          Assignment.

Subject to the provisions of Section 7.8(c), no party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except that Purchaser may assign any of its rights and obligations hereunder to one or more of its Affiliates without the consent of any other party.  No assignment hereunder by any party shall relieve such party of any obligations and responsibilities hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.11.          Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.12.          Amendment.

(a)           This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b)           No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.13.          No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser or Sellers to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person may only be made and administered by a party to this Agreement).

Section 12.14.          References.

In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article or Section means an Article or Section of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)            “for example,” “include” and “including” mean include or including, as applicable, without limitation; and

(g)           Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof.

Section 12.15.          Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.16.          Conspicuousness.

The parties agree that provisions in this Agreement in “bold” and/or “ALL CAPS” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.17.          Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner with respect to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.18.          Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.19.          Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own special, punitive, exemplary, consequential or indirect damages or loss of profits in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 12.20.          Suspended Funds.

Sellers covenant to deliver to Purchaser, within thirty (30) days after Closing, in Microsoft Excel format, the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of Suspended Funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries.  Upon receipt of such information, Purchaser shall administer all such accounts and distribute such Suspended Funds in accordance with all applicable Laws to the proper parties.

Section 12.21.          Joint and Several Liability.

The representations, warranties and covenants made by (and the obligations of) Sellers in and under this Agreement are joint and several.

Section 12.22.          Seller Representative.

For purposes of this Agreement, each Seller, without any further action, shall be deemed to have consented to the appointment of HEPI as its representative (in such capacity, the “Seller Representative”), as the attorney-in-fact for and on behalf of such Seller, with respect to the exercise of any decision, right, consent, election or other action that such Seller is required or permitted to make or take under the terms of this Agreement (the “Delegated Matters”) and Purchaser may rely on the decisions of Seller Representative with respect to all Delegated Matters.  For the avoidance of doubt, notwithstanding anything to the contrary herein, Sellers will be treated as a single party for purposes of any election, exercise of a right, consent or similar action to be made by Sellers under this Agreement.  The parties further acknowledge that Purchaser shall have no responsibility to determine the portion of the Purchase Price or Adjusted Purchase Price to be paid to any Seller and shall be entitled to rely on the Preliminary Settlement Statement and Final Settlement Statement, as well as instructions by the Seller Representative as to the portion of the Purchase Price or Adjusted Purchase Price payable to any Seller hereunder.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto as of the date first above written.

SELLERS:

HALCÓN ENERGY PROPERTIES, INC.

By:	/s/ Steve W. Herod
Name:	Steve W. Herod
Title:	President

HALCÓN FIELD SERVICES, LLC

By:	/s/ Rich DiMichele
Name:	Rich DiMichele
Title:	President

HK ENERGY, LLC

By:	/s/ Steve W. Herod
Name:	Steve W. Herod
Title:	President

HALCÓN OPERATING CO., INC.

By:	/s/ Steve W. Herod
Name:	Steve W. Herod
Title:	President

HK ENERGY OPERATING, LLC

By:	/s/ Steve W. Herod
Name:	Steve W. Herod
Title:	President

HALCÓN RESOURCES OPERATING, INC.

By:	/s/ Steve W. Herod
Name:	Steve W. Herod
Title:	President

PURCHASER:

NEW GULF RESOURCES, LLC

By:	/s/ Tracy A. Poole
Name:	Tracy A. Poole
Title:	President and Chief Executive Officer